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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Apex Silver Mines Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APEX SILVER MINES LIMITED
Walker House
Mary Street
George Town, Grand Cayman
Cayman Islands, British West Indies

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 28, 2008

To Our Shareholders:

        Notice is hereby given that the annual meeting of shareholders of Apex Silver Mines Limited will be held at The Brown Palace Hotel, 321 17th Street, Denver, Colorado, 80202 on Wednesday, May 28, 2008 at 9:00 a.m., Denver time, for the following purposes:

  1.
  To elect three (3) directors to hold office until the 2011 annual meeting of shareholders or until their successors are elected;

  2.
  To amend the 2004 Equity Incentive Plan;

  3.
  To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year; and

  4.
  To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

        Our board of directors has fixed the close of business on April 17, 2008 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

        Our annual report to shareholders for the fiscal year ended December 31, 2007, including financial statements, is being mailed with this proxy statement to all of our shareholders, and your board of directors urges you to read it.

April 29, 2008

By order of the Board of Directors,

Deborah J. Friedman Corporate Secretary

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

APEX SILVER MINES LIMITED
Walker House
Mary Street
George Town, Grand Cayman
Cayman Islands, British West Indies

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 28, 2008

        This Proxy Statement is furnished to the shareholders of Apex Silver Mines Limited ("Apex Silver" or "we") in connection with the solicitation of proxies by the board of directors of Apex Silver to be voted at the annual meeting of shareholders on May 28, 2008, or at any postponements or adjournments of the annual meeting. Our annual meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting are first being mailed to our shareholders on or about May 7, 2008.

        Only holders of our ordinary shares, par value $0.01 per share, at the close of business on April 17, 2008, the record date, are entitled to notice of and to vote at the annual meeting. On the record date, 58,931,475 ordinary shares were issued, outstanding and entitled to vote. Each ordinary share outstanding on the record date is entitled to one vote. The holders of a majority of our ordinary shares issued and outstanding will constitute a quorum.

        If shares eligible to vote are held by a broker, the broker will ask the shareholder how such shareholder wants the shares to be voted. If the shareholder gives the broker instructions, the shares will be voted as directed. If the shareholder does not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors and the ratification of auditors, the broker may vote the shares in its discretion. For all other proposals, the broker may not vote the shares at all. When that happens, it is called a "broker non-vote." Broker non-votes will be counted as present and entitled to vote for quorum purposes but are not considered votes cast. Consequently, broker non-votes will not affect the outcome of the vote.

        Abstentions will be counted as present and entitled to vote for quorum purposes but, unlike broker non-votes, will have the effect of a negative vote.

        Except in the case of broker non-votes, if a proxy is submitted without designating "FOR," "AGAINST," or "ABSTAIN" for any proposal, the ordinary shares represented by such proxy will be voted FOR such proposal.

        Any proxy may be revoked at any time before it is voted by written notice to our Corporate Secretary, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the annual meeting.

        The cost of this proxy solicitation will be borne by Apex Silver. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, e-mail or in person. We will also request banks and brokers to solicit their customers who have a beneficial interest in our ordinary shares registered in the names of nominees, and we will reimburse banks and brokers for their reasonable out-of-pocket expenses in doing so.

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 28, 2008:

        The proxy statement, proxy card, and 2007 Annual Report are available at: www.apexsilver.com/proxymaterials.html.

i

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The Board of Directors unanimously recommends that the Company's shareholders vote FOR the election of the following three nominees:

    Ove Hoegh
    Keith R. Hulley
    Ian Masterton-Hume

        The affirmative vote of the holders of a majority of the ordinary shares entitled to vote and represented in person or by proxy at the annual meeting is required for the election of directors. If a nominee becomes unable to serve before the meeting begins, Apex Silver may nominate a substitute nominee and votes cast for or against the listed nominee will be cast in the same manner with respect to the substitute nominee.

        Our Memorandum and Articles of Association establish a classified board of directors with three classes of directors. At each annual meeting of shareholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three-year term. The board of directors has nominated for election at the annual meeting the three persons named above to serve until the 2011 annual meeting of shareholders or until their successors are elected, and each of the three persons named above has consented to being named as a nominee. Each nominee is currently a director of Apex Silver.

        Mr. Hume was elected to our board of directors in 2007 to serve for a three-year term. However, our Memorandum and Articles of Association requires that our board of directors be divided into three classes of equal size, whenever possible. Since the resignation of director Paul Soros in January 2008, Mr. Soros's former class, originally elected at the 2005 annual meeting of shareholders ("Class II"), has included only two directors. The class elected at the 2006 annual meeting of shareholders ("Class III") has three directors, and the class elected at the 2007 annual meeting of shareholders ("Class I") has four directors. In order to equalize the class size to three members for each of the three classes, Mr. Hume has resigned from his position as a Class I director, was elected by the board of directors to fill the vacancy as a Class II director, and has been nominated for reelection at the 2008 annual meeting as a Class II director, to serve until the 2011 annual meeting of shareholders.

        The following table sets forth the name and age of each director, his initial appointment date and term as a director:

Name	Age	Initial Appointment	Class (Term)
Jeffrey G. Clevenger(1)	58	October 2004	Class III (2009)
Harry M. Conger	77	April 1997	Class I (2010)
Rodman L. Drake	65	April 2007	Class I (2010)
Ove Hoegh	71	April 1997	Class II (2008)
Keith R. Hulley(2)	68	April 1997	Class II (2008)
Ian Masterton-Hume	57	April 2007	Class II (2008)
Kevin R. Morano	54	February 2000	Class III (2009)
Terry M. Palmer	63	September 2004	Class III (2009)
Charles B. Smith	69	March 2000	Class I (2010)

(1)
Mr. Clevenger serves as our President and Chief Executive Officer.

(2)
Mr. Hulley serves as the Chairman of the Board.

        The board of directors has determined that the following directors are independent as defined in the American Stock Exchange listing standards:

    Harry M. Conger
    Rodman L. Drake
    Ove Hoegh
    Ian Masterton-Hume
    Kevin Morano
    Terry M. Palmer
    Charles B. Smith

        The name and age of each nominee, his principal occupation for at least the past five years and other information is set forth below, based upon information furnished to us by the nominee.

Nominees For Election

Ove Hoegh

        Mr. Hoegh is an investor with more than 40 years of experience in the international shipping industry. He is a former Chief Executive, Chief Operating Officer and Director of Leif Hoegh & Co. ASA, a family-owned shipping business with over $1 billion in assets. His past career also includes service on the shareholders' council of ESSO Norway, Den Norske Creditbank and several other major Norway-based public corporations. In addition, he has been a member of the board of directors of the Energy Policy Foundation of Norway, the steering committee of the International Maritime Industry Forum and the executive committee of the Independent Tanker Owners' Association. He currently serves as a director of Egypt Growth Investment Ltd. and of Coral Growth Investment Ltd. Mr. Hoegh is a graduate of the Royal Norwegian Naval Academy and holds an M.B.A. from Harvard University.

Keith R. Hulley

        A 40 year mining veteran, Mr. Hulley has been with the company since October 1996. In March 1998, he was appointed President and Chief Operating Officer and in October 2002 he assumed the position of Chief Executive Officer. Mr. Hulley retired from the positions of President and Chief Executive Officer in September 2004 and remains a director and Chairman of the Apex Silver board of directors. Prior to joining Apex Silver, Mr. Hulley served as a member of the board of directors and the Director of Operations at Western Mining Holdings Limited Corporation, a publicly traded international company that produced nickel, gold and copper. Prior to Western Mining, he held a number of executive positions in the mining industry, including Chief Executive Officer and Chairman of the board of directors of USMX Inc., a publicly traded mining and exploration company; President of the Minerals Division and Senior Vice President of Atlas Corporation, a diversified mining company; Vice President of Mining and Development of the US Division of BP Minerals Inc., a major international mining company; and various engineering and management positions including Superintendent of Kennecott's Bingham Canyon copper mining operations. Mr. Hulley became a director of Gabriel Resources Ltd. in February 2006 and joined the board of Ecometals Limited in October 2007 as a director and Chairman of the Board. He is also a member of the American Institute of Mining and Metallurgical Engineers and a Fellow of the Australian Institute of Mining and Metallurgy. He holds a B.Sc. in Mining Engineering from the University of Witwatersrand in South Africa and an M.Sc. in Mineral Economics from Stanford University.

Ian Masterton-Hume

        Mr. Hume has over 30 years experience in the natural resource industry. Since January 2000, he has been a partner of The Sentient Group, a manager of closed-end private equity funds specializing in global investment in the natural resources sector headquartered in Sydney, Australia, which he also co-founded. From 1994 to 2000, Mr. Hume served as a consultant to AMP Society's Private Capital Division, focused on international mining and telecommunications investments primarily in North and

South America, Russia and the Pacific Rim. His experience prior to 1994 includes serving as a consultant to Equatorial Mining in Santiago, Chile, regarding development of its copper assets, and approximately 23 years of investment management and investment banking experience for companies in Australia and the United Kingdom, including Impala Pacific Corporation in Hong Kong, Bain & Company in Sydney, Australia and the Jessel Group of companies in London and South Africa. He is also currently a director of Andean Resources Ltd. Mr. Hume attended both Harrow School (England) and Nice University (France).

Other Directors

        Information regarding the remaining members of the board of directors appears below.

Jeffrey G. Clevenger

        Mr. Clevenger was elected to serve as a director and appointed as our President and Chief Executive Officer in October 2004. Mr. Clevenger worked as an independent consultant from 1999 when Cyprus Amax Minerals Company, his previous employer, was sold until he joined us in 2004. Mr. Clevenger served as Senior Vice President and Executive Vice President of Cyprus Amax Minerals Company from 1993 to 1998 and 1998 to 1999, respectively, and as President of Cyprus Climax Metals Company and its predecessor, Cyprus Copper Company, a large integrated producer of copper and molybdenum with operations in North and South America, from 1993 to 1999. He was Senior Vice President of Cyprus Copper Company from August 1992 to January 1993. From 1973 to 1992, Mr. Clevenger held various technical, management and executive positions at Phelps Dodge Corporation, including President and General Manager of Phelps Dodge Morenci, Inc. He is a Member of the American Institute of Mining, Metallurgical and Petroleum Engineers and the Metallurgical Society of America. Mr. Clevenger holds a B.S. in Mining Engineering with Honors from the New Mexico Institute of Mining and Technology and is a graduate of the Advanced International Senior Management Program of Harvard University.

Harry M. Conger

        Mr. Conger is a leading figure in the international mining community. A 40 year veteran of the industry, he is a former Chairman and Chief Executive Officer of Homestake Mining Company, which in 2001 merged with Barrick Gold Corporation to form one of the largest precious metals mining companies in the world. During his distinguished career, Mr. Conger has held directorships in several major American public corporations, including Pacific Gas and Electric Company (PG&E) and Baker Hughes Inc., and is currently a director of ASA Bermuda Limited. He is a former Chairman of the American Mining Congress and the World Gold Council and a distinguished member of the American Institute of Mining Engineers and the American Institute of Mining, Metallurgical and Petroleum Engineers. Mr. Conger holds honorary Doctorate degrees from the Colorado School of Mines and South Dakota School of Mines and Technology and is a registered Professional Engineer in both Arizona and Colorado.

Rodman L. Drake

        Since 1997, Mr. Drake has served as Managing Director of Baringo Capital and its predecessors, a private equity group focused on investments in mining and venture capital, which he also co-founded. He also serves on the Advisory Board of Resource Capital Funds ($850 million), a private equity fund focused in the natural resources sector. From 1994 to 1997, he served as co-founder and co-chairman of KMR Power Company, which developed independent power projects in Latin America. Prior to 1994, Mr. Drake held various positions in consulting companies including President of The Mandrake Group, focused on strategy and organizational design, from 1991 to 1994, and Chief Executive Officer and Managing Partner of Cresap, McCormick and Paget, a leading international management and strategy consulting firm, from 1980 to 1991. Mr. Drake serves as a director of Student Loan Corporation, a large provider of student loans; Jackson Hewitt, a tax preparation service company;

Hyperion/Brookfield Funds, two closed-end funds focused on mortgage-backed securities, where he serves as Chairman; Crystal River Capital, a REIT; Celgene Corp., a global biopharmaceutical company, and Columbia Atlantic Funds, a family of mutual funds sponsored by Bank of America. Mr. Drake holds a B.A. in Latin American Studies from Yale University and an M.B.A. from Harvard Business School.

Kevin R. Morano

        Mr. Morano has been Managing Principal of KEM Capital LLC, a private equity investment company and provider of management advisory services, since March 2007. From March 2002 to March 2007, Mr. Morano was employed by Lumenis Ltd., a laser and light-based technology company specializing in medical devices for aesthetic, surgical and ophthalmic applications. His positions with Lumenis included Chief Financial Officer from March 2002 to August 2004 and Senior Vice President for Marketing and Business Development from May 2004 to March 2007. Prior to joining Lumenis, Mr. Morano held a number of senior executive positions with major American public companies including a 21 year career at ASARCO Incorporated, a global copper mining company and specialty chemicals and aggregates producer, which was acquired by Grupo Mexico in December 1999. At ASARCO, Mr. Morano served in various senior executive capacities including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer. He currently serves as a director of Bear Creek Mining Company. Mr. Morano holds a B.Sc. in Finance from Drexel University and an M.B.A. from Rider University.

        On April 26, 2006 the Securities and Exchange Commission filed a Complaint in U.S. District Court against Lumenis Ltd., one of its former officers and Mr. Morano, alleging violations of the anti-fraud and other provisions of federal securities law. With respect to Mr. Morano, the Complaint alleges that Mr. Morano knowingly or recklessly permitted the improper accounting of certain sales transactions, which resulted in the publication by Lumenis Ltd. of materially false financial statements in 2002 and 2003. If Mr. Morano is found liable, he may be subject to injunctions and monetary penalties as well as an order prohibiting him from serving as an officer or director of any public company, including Apex Silver. Lumenis Ltd. and the former officer, without admitting or denying the allegations in the Complaint, have each settled the claims brought against them. Mr. Morano has informed Apex Silver that he intends to vigorously defend himself against the allegations.

Terry M. Palmer

        Mr. Palmer has 40 years of financial, management and accounting experience with a particular focus on the mining industry. Since January 2003, Mr. Palmer has worked on a part-time basis for and is a principal of the CPA firm of Marrs, Sevier & Company, LLC. He spent 36 years at Ernst & Young LLP where he rose from a staff position to partner responsible for audit and advisory services to major international mining companies and serving as the technical consulting partner in the Securities and Exchange Commission-related business. Mr. Palmer is also a director of Allied Nevada Gold Corp. Mr. Palmer holds a B.Sc. in Business Administration from Drake University and an M.B.A. from the University of Denver. He is a certified public accountant and a Member of the American Institute and Colorado Society of Certified Public Accountants.

Charles B. Smith

        Mr. Smith is a retired mining executive with over 35 years of experience. His distinguished background includes a seven year tenure, from 1992 to 1999, with Southern Peru Copper Company, one of the world's largest copper producers, where he served in various executive capacities including President and Chief Executive Officer, Executive Vice President and Chief Operating Officer. Prior to 1992, Mr. Smith had an 18 year career with Atlantic Richfield Company (ARCO), a diversified resource company, where he held a wide range of senior positions including Vice President of US Operations and Marketing of its subsidiary ARCO Coal Company and Vice President of Engineering and Research at its subsidiary Anaconda Minerals Company. Mr. Smith holds a B.Sc. in Mining Engineering from the University of Arizona.

PROPOSAL NO. 2—AMENDMENT TO 2004 EQUITY INCENTIVE PLAN

        The board of directors unanimously recommends that the Company's shareholders vote FOR approval of the Amendment to the 2004 Equity Incentive Plan.

        The 2004 Equity Incentive Plan (the "2004 Plan") was adopted by our board of directors in April 2004 and approved by our shareholders at the 2004 annual meeting of shareholders. Our board of directors approved an amendment (the "Amendment") to the 2004 Plan in April 2008, subject to the approval of our shareholders. If the Amendment is approved at the 2008 annual meeting of shareholders, the maximum number of ordinary shares available for issuance under the 2004 Plan will be increased from 2,000,000 to 3,000,000. The additional 1,000,000 shares, however, will only be available as share awards, rather than option awards. The Amendment also makes certain changes to the 2004 Plan in order to add certain provisions which are required in order to provide the flexibility to grant equity awards under the Plan in a manner that would qualify such awards as "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and to ensure that any options granted under the 2004 Plan are excluded from coverage under Section 409A of the Code. The text of the Amendment can be found as Appendix A to this Proxy Statement.

        Approval of the Amendment will require the affirmative vote of a majority of the ordinary shares of Apex Silver represented in person or by proxy at the meeting. Approval of the Amendment is a "non-routine" matter. As such, broker non-votes will be counted as present and entitled to vote for quorum purposes but will not be considered votes cast on Proposal No. 2.

  Description of the Amendment

        The Amendment, which is attached hereto as Appendix A, would result in the following changes to the 2004 Plan:

  Increase in Available Shares

        If the Amendment is approved by the shareholders, Section 4(a) of the 2004 Plan will be amended to increase the number of shares available under the Plan from 2,000,000 to 3,000,000. Of this amount, the original 2,000,000 ordinary shares approved by shareholders effective May 27, 2004 (together with any of such shares that revert to the Plan upon termination or forfeiture, the "Original Share Reserve") may be issued pursuant to any type of award permitted under the Plan, including share awards or option awards. At April 17, 2008, option and share awards representing 1,809,335 ordinary shares had been awarded out of the Original Share Reserve under the 2004 Plan. The additional 1,000,000 ordinary shares added pursuant to this Amendment (together with any of such shares that revert to the Plan upon termination or forfeiture, the "Additional Share Reserve") may only be issued pursuant to a share award, and not an option award. Awards under the 2004 Plan may be issued out of either the Original Share Reserve or the Additional Share Reserve up to the full amount of such reserve, notwithstanding that the Original Share Reserve had not been fully exhausted prior to issuance of shares from the Additional Share Reserve.

        While options are valuable to a grantee only to the extent that there is stock price appreciation over the exercise price of vested options, restricted shares provide full share value upon vesting. Consequently, if we wish to grant an equity incentive award with a certain grant date value, we would have to issue a greater number of options than restricted shares to achieve the same grant value. Since both options and restricted shares give the grantee the right to receive one ordinary share, grants of restricted ordinary shares are potentially less dilutive to our current shareholders than option grants having the same grant date value. Moreover, because grants of original share awards do not require stock price appreciation to deliver value, we believe that grants of ordinary share awards provide relatively greater retention value than option awards.

        We believe that the 2004 Plan has benefited shareholders by providing incentives for persons eligible to receive awards under the 2004 Plan to exert maximum efforts for the success of Apex Silver. Consequently, we propose an increase in the number of shares available under the 2004 Plan in order to continue providing share-based incentives for our employees, directors, and consultants. The original number of 2,000,000 shares available for issuance under the 2004 Plan was intended to cover approximately four years of incentive compensation issuances. We expect that the availability of another 1,000,000 shares under the 2004 Plan will allow us to continue our incentive compensation program, utilizing share awards, rather than option awards, for approximately the next four years.

Section 162(m) Amendments

        Section 162(m) of the Code generally prohibits a publicly held company from obtaining tax deductions for compensation of more than $1.0 million paid in any year to its Chief Executive Officer or any of its four other most highly paid executive officers ("covered employees") unless such payments are "performance-based". One of the requirements for compensation to qualify as performance-based is that the company obtains shareholder approval of the material terms of the performance goals relating to such compensation every five years.

        The Amendment sets forth certain performance-based criteria, referred to in the 2004 Plan as "Qualifying Performance Criteria," that are to be used by the Compensation Committee in determining any share awards intended to qualify as performance-based under Section 162(m). The Qualifying Performance Criteria include, but are not limited to, stock price, shareholders' equity, operating income, cash flow, revenue, production, completion of financing and other capital raising transactions, and implementation, completion or attainment of objectives with respect to exploration and development activities.

        The Qualifying Performance Criteria, singly or in any combination, may be applied by the Compensation Committee to the company as a whole or to any unit, subsidiary or affiliate, may be measured either annually or over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Compensation Committee in the relevant award agreement. Before payment of any share award intended to qualify as performance-based under Section 162(m), the Committee is required to certify the extent to which the Qualifying Performance Criteria, and any other terms of the award, have been satisfied.

        The foregoing is a summary of the Section 162(m) amendments to the 2004 Plan. The text of the Amendment is set forth in new Section 16 of the 2004 Plan, which is attached as Appendix A to this Proxy Statement. This summary is qualified in its entirety by reference to Appendix A.

        We have historically not awarded options and share awards in a manner which would qualify such awards as "performance-based" compensation under Section 162(m). We are adopting the Amendment as discussed above in order to provide the flexibility to grant equity awards under the Plan in a manner that would qualify such awards under Section 162(m).

Section 409A Amendments

        Approval of the Amendment would result in certain changes to the Plan which are intended to result in the exclusion of any options granted under the Plan from coverage under Section 409A of the Code. See "Section 409A" on page 12 for a discussion regarding the implications of Section 409A. We do not view these changes as material and they will not result in any change in the manner in which we currently make equity awards under the 2004 Plan.

        Definition of Fair Market Value.    Section 2(n) will be amended as follows:

  "Fair Market Value" means, as of any date, the value of the Ordinary Shares determined as follows:

  (i)
  If the Ordinary Shares are listed on any established share exchange, or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of Ordinary Shares shall be the closing sales price for such share (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in Ordinary Shares if such shares are traded on more than one such exchange or market) on the ~~last market trading day prior to the~~ day of determination, as reported by such exchange or market or such other source as the Board reasonably deems reliable.

  (ii)
  In the absence of such markets for the Ordinary Shares, the Fair Market Value shall be determined in good faith by the Board.

        The original definition calculates Fair Market Value based on the closing sales price of the ordinary shares on the last market-trading day prior to the date on which the option is granted. In practice, however, we have used the closing price on the date of grant for the purpose of valuing stock awards and setting the exercise price for option awards. This amendment, therefore, does not impact our practice in granting awards under the Plan. Rather, the change is necessary in order to conform our existing practice and the terms of the 2004 Plan and to ensure that any options granted under the 2004 Plan are excluded from coverage under Section 409A of the Code.

        Exercise Price of a Nonqualified Share Option.    Section 6(c)(i) will be amended as follows:

  Exercise Price of a Nonqualified Share Option.    ~~To assure sufficient Board discretion, the exercise price of each Nonqualified Share Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the Ordinary Shares subject to the Option on the date the Option is granted, provided, however, that~~ The exercise price of each Nonqualified Share Option ~~granted to a Covered Employee~~ shall not be less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonqualified Share Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

        The 2004 Plan currently permits us to set the exercise price of nonqualified share options at not less than 85% of the fair market value of the ordinary shares on the date an option is granted. Pursuant to the regulations promulgated under Section 409A of the Code, the exclusion from coverage under Section 409A of the Code will not apply if an option exercise price is below 100% of grant date fair market value. Although we have not issued any nonqualified share options under the 2004 Plan with an exercise price below the grant date fair market value, we are amending the 2004 Plan in order to ensure that any options granted thereunder are excluded from coverage under Section 409A of the Code. Because the application of Section 409A can lead to negative tax treatment for recipients of nonqualified share options granted under the 2004 Plan, the proposed Amendments intend to avoid the application of Section 409A to such option grants.

Description of the 2004 Equity Incentive Plan

        The following description is qualified in its entirety by reference to the 2004 Plan, which was filed as an exhibit to our Registration Statement on Form S-8 filed on July 7, 2004. The purposes of the 2004 Plan are to provide long-term incentives to Apex Silver's officers, directors, employees and consultants to exert maximum efforts for the success of Apex Silver and to attract and retain the services of key individuals. Prior to the effectiveness of the Amendment, the 2004 Plan provides for an aggregate of 2,000,000 ordinary shares to be initially available for issuance. The Amendment would increase the number of available ordinary shares to 3,000,000. Based on the closing price of our ordinary shares on April 17, 2008 of $11.00, the market value of the additional 1,000,000 ordinary shares was $11,000,000. At April 17, 2008, option and stock awards representing 1,809,335 ordinary shares had been awarded under the 2004 Plan. The 2004 Plan will terminate no later than May 27, 2014. Under the 2004 Plan, any ordinary shares that have been awarded but expire or otherwise terminate for any reason shall revert to and again become available for issuance under the 2004 Plan.

        The 2004 Plan permits the award of the following three types of equity incentive awards (collectively, the "Share Awards"): (i) share options, (ii) rights to acquire restricted ordinary shares, and (iii) share appreciation rights. Share Awards, with the exception of incentive share options as described below, may be granted to employees, directors and consultants, but no participant may be granted Share Awards of more than 150,000 ordinary shares during any calendar year. Apex Silver currently has nine directors and, together with its subsidiaries, approximately 950 full-time employees.

        The 2004 Plan is administered by the board of directors or one or more committees appointed by the board of directors. Our board of directors has delegated general administrative authority for the 2004 Plan to the Compensation Committee. (The appropriate acting body, be it the board of directors or a committee within its delegated authority, is referred to as the "Administrator"). Subject to the terms of the 2004 Plan, the Administrator determines the persons to whom Share Awards are granted, the number of shares granted, the vesting schedule, if any, the type of consideration to be paid to Apex Silver upon the exercise of the Share Award, and the terms of the Share Award.

        Under the options component of the 2004 Plan, the Administrator may grant both incentive share options ("ISOs") intended to qualify under Section 422 of the Code, as amended, and non-statutory share options, also referred to as nonqualified share options ("NSOs"). ISOs may be granted only to persons who are employees of Apex Silver while NSOs may also be granted to persons who are directors or consultants. ISOs must be granted at no less than 100% of such fair market value, except that the exercise price of an ISO granted to a holder of more than 10% of the ordinary shares must be at least 110% of fair market value. NSOs must currently be granted at an exercise price of no less than 85% of the fair market value of the ordinary shares on the date of the grant, but the Amendment would increase the requirement to no less than 100% of the fair market value of the ordinary shares on the date of the grant. Any option granted under the 2004 Plan generally must have a term no greater than ten years but the term of an ISO granted to a holder of more than 10% of the ordinary shares cannot exceed five years.

        Unless otherwise provided by the Administrator in the terms of the option agreement, in the event the optionholder's employment or service with Apex Silver is terminated (other than upon the participant's death, disability, retirement or as a result of a change of control) all unexercised options shall immediately terminate. However, if a participant's employment is terminated by Apex Silver for a reason other than cause, all vested options held by such person shall continue to be exercisable until the earlier of the expiration date of such option or 180 days after the date of such termination. Unless otherwise provided in the option agreement, in the event of the death or disability of the optionholder, any unvested options shall immediately terminate, and any vested options shall remain exercisable until 12 months after such disability or death. In addition, unless otherwise provided in the option agreement, in the event of the optionholder's retirement, all options shall immediately vest on the date of such retirement and shall be exercisable until the earlier of 24 months after such retirement date or the expiration date of such options.

        Under the restricted share award component of the 2004 Plan, the Administrator may grant one or more awards consisting of ordinary shares ("Restricted Shares"). A recipient's right to retain an award of Restricted Shares may be subject to such restrictions as may be established by the Administrator with respect to such award. Share awards made under the 2004 Plan may be subject to such vesting conditions as may be established by the Administrator, or may be fully vested at the time of the award.

        Unless otherwise provided in the Restricted Share award agreement, in the event the participant's employment terminates prior to a vesting date set forth in the Restricted Share award agreement, any unvested Restricted Share award shall be forfeited and automatically transferred to and reacquired by Apex Silver at no cost to Apex Silver, and neither the participant nor his or her heirs, executors, administrators or successors shall have any right or interest in the Restricted Share award. However, unless provided otherwise in the award agreement, if such employment terminates as a result of action by Apex Silver for reasons other than cause, participant's death, disability, retirement or as a result of a change of control, then any unvested Restricted Share award shall vest immediately upon such date.

        Under the share appreciation rights component of the 2004 Plan, the Administrator may grant one or more awards consisting of the right to receive in cash (or its equivalent in ordinary shares) the excess of the fair market value of ordinary shares on the date the rights are surrendered over the fair market value of the ordinary shares on the date the rights are granted ("Share Appreciation Right"). A Share Appreciation Right may be granted subject to such terms and conditions as may be imposed by the Administrator. The Administrator may, in its discretion and on such terms as it deems appropriate, require as a condition of the grant of a Share Appreciation Right that the recipient of the Share Appreciation Right surrender for cancellation some or all of the Share Awards previously granted to such person.

        The board of directors may, at any time and from time to time, amend the 2004 Plan in any respect provided that no such amendment may become effective without approval of the shareholders if shareholder approval is necessary to satisfy statutory or regulatory requirements or if the board determines that shareholder approval is otherwise necessary or desirable. No amendment may adversely affect any award holder's rights and obligations with respect to outstanding Share Awards under the 2004 Plan without the consent of such award holders.

        Any future benefits under the 2004 Plan will depend on Apex Silver's performance and decisions of the Administrator regarding the granting of Share Awards as well as the fair market value of the ordinary shares at various future dates. As a result, it is not possible to determine the benefits that will be received by directors, employees and consultants if the 2004 Plan is approved by the shareholders.

        During the second quarter 2007, the Board of Directors adopted the Non-Employee Directors Deferred Compensation and Equity Award Plan (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan, the non-employee directors receive a portion of their compensation in the form of Restricted Stock Units. The non-employee directors are entitled to receive one unrestricted ordinary share for each vested Restricted Stock Unit upon the termination of the director's board service. While Restricted Stock Units are not issued pursuant to the 2004 Plan, the unrestricted ordinary shares issued upon the termination of the director's board service are issued pursuant to the 2004 Plan.

Awards Granted to Certain Individuals and Groups

        The number of awards that an employee, non-employee director or consultant may receive under the 2004 Plan is at the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (a) the aggregate number of ordinary shares subject to options granted under the 2004 Plan during the last fiscal year, (b) the average per share exercise price of such options, (c) the aggregate number of restricted ordinary shares granted under the 2004 Plan during the last fiscal year, (d) the dollar value of such restricted ordinary shares, (e) the aggregate number of restricted stock units granted during the last fiscal year, and (f) the dollar value of such restricted stock units.

Name of Individual or Group	Number of Options Granted	Average per Share Exercise Price of Options Granted	Number of Restricted Shares Granted	Dollar Value ($) of Restricted Shares Granted	Number of Restricted Stock Units Granted	Dollar Value ($) of Restricted Stock Units Granted
Jeffrey G. Clevenger	—	—	—	—	—	—
Deborah J. Friedman	25,000	$19.64	25,000	$491,000	—	—
Gerald J. Malys	—	—	—	—	—	—
Robert P. Vogels	—	—	—	—	—	—
All executive officers, as a group	25,000	$19.64	25,000	$491,000	—	—
All directors who are not executive officers, as a group	34,014	$15.89	—	—	25,806	$495,000
All employees and consultants who are not executive officers, as a group	90,500	$17.22	48,200	$669,000	—	—

Federal Income Tax Consequences

        The following is a general summary of the federal income tax consequences that may apply to recipients of equity incentives under the 2004 Plan. Because application of the tax laws varies according to individual circumstances, a participant should seek professional tax advice concerning the tax consequences of his or her participation in the 2004 Plan, including the potential application and effect of state, local and foreign tax laws and estate and gift tax considerations.

        Incentive Share Options.    A participant who is granted an ISO recognizes no taxable income when the ISO is granted. Additionally, a participant will not recognize taxable income upon exercise of an ISO for regular income tax purposes, but generally will recognize taxable income upon the exercise of an ISO for alternative minimum tax ("AMT") purposes (see below).

        If we were not a "passive foreign investment company" ("PFIC") for any year during which a participant holds an ISO or shares acquired on exercise of an ISO, any gain or loss recognized on the sale of shares acquired upon exercise of the ISO will be taxed as capital gain or loss if the shares have been held for more than one year after the option was exercised and for more than two years after the option was granted. If the participant disposes of the shares before the required holding periods have elapsed (a "disqualifying disposition"), the participant is taxed as though he or she had exercised an NSO, except that the ordinary income on exercise of the option is recognized in the year of the disqualifying disposition and generally is the lesser of the original spread upon exercise or the excess of the amount realized in the sale of the shares over the original option price. We will not be entitled to a deduction with respect to the ISO or the ISO shares unless a participant makes a disqualifying disposition.

        If we were a PFIC for any year during which a participant who is a U.S. person for federal income tax purposes (a "U.S. holder") holds an ISO or shares acquired on exercise of an ISO, any gain recognized on the sale of the shares acquired upon the exercise of the ISO will be allocable ratably over the U.S. holder's holding period (which will include any period during which the U.S. holder held the option while we were a PFIC) and will be subject to tax at the maximum rates applicable to ordinary income and an interest charge, as discussed below under Federal Income Tax Consequences—PFIC. Our PFIC status should not affect the treatment of any loss recognized on sale of shares acquired with an ISO.

        Alternative Minimum Tax.    The exercise of an ISO may result in tax liability under the AMT. The AMT provides for additional tax generally equal to the excess, if any, of (a) 26% to 28% of "alternative minimum taxable income" in excess of a certain exemption amount, over (b) regular income tax for the taxable year. For purposes of calculating alternative minimum taxable income, an ISO is treated as if it were an NSO, so the difference between the fair market value of the shares on the date of exercise and the option price will be deemed to be income for this purpose and the taxpayer will hold the shares with a tax basis equal to such fair market value on the date of exercise for subsequent AMT purposes. Application of the AMT to any exercise of an ISO and to a disqualifying disposition of shares is complex and will vary depending upon each person's circumstances. Each holder of an ISO is cautioned to determine the effect, if any, of an ISO exercise before it is made.

        Non-Statutory Share Options.    The tax treatment of NSOs differs significantly from the tax treatment of ISOs. No taxable income is recognized when an NSO is granted but, upon the exercise of an NSO, the difference between the fair market value of the shares underlying the option on the date of exercise (or up to 6 months later if the underlying shares are subject to Section 16(b) of the Securities Exchange Act of 1934) and the exercise price is taxable as ordinary income to the recipient and is generally deductible by Apex Silver. If the shares are not subject to Section 16(b) of the Securities Exchange Act of 1934, the recipient will have a tax basis in the shares equal to the fair market value on the date of exercise and the holding period for the shares will begin on the day after the date the option is exercised.

        If we were not a PFIC for any year during which a U.S. Holder holds an NSO or shares acquired on exercise of an NSO, any gain or loss recognized on the sale of the shares acquired upon the exercise of the NSO will be capital gain or loss. For long-term capital gain treatment, the shares must be held for more than one year. If we were a PFIC for any year during which a U.S. holder holds an NSO or shares acquired on exercise of an NSO, any gain recognized on the sale of the shares acquired upon the exercise of the NSO will be allocable ratably over the U.S. holder's holding period (which, will include any period during which the U.S. holder held the option while we were a PFIC) and will be subject to tax at the maximum rates applicable to ordinary income and an interest charge, as discussed below under Federal Income Tax Consequences—PFIC. Our PFIC status should not affect the treatment of any loss recognized on the sale of shares acquired on exercise of an NSO.

        Restricted Share Awards.    Grantees of Restricted Shares generally do not recognize income at the time of the grant of such awards. However, when Restricted Shares are no longer subject to a substantial risk of forfeiture (or up to 6 months later if the Restricted Shares are subject to Section 16(b) of the Securities Exchange Act of 1934), grantees recognize ordinary income in an amount equal to the fair market value of the shares less the amount paid, if any, for the shares. Alternatively, the grantee of Restricted Shares may elect to recognize income upon the grant of the shares equal to the fair market value of the shares at such time and not at the time the restrictions lapse. The election is made by filing a required notice with the Internal Revenue Service within 30 days from the grant, with a copy to Apex Silver. We generally are entitled to deduct an amount equal to the income recognized by the grantee at the time the grantee recognizes the income. A grantee's holding period for Restricted Shares will begin when the grantee recognizes taxable income with respect to them.

        If we were not a PFIC for any year during which a U.S. holder holds such Restricted Shares, any gain or loss recognized on the sale of the Restricted Shares will be capital gain or loss. For long-term capital gain treatment, the grantee's holding period in the Restricted Shares must exceed one year. If we were a PFIC for any year during which a U.S. holder holds Restricted Shares that are no longer subject to a substantial risk of forfeiture or as to which the participant has elected to recognize income upon their grant, any gain recognized on the sale of such Restricted Shares will be allocable ratably over the U.S. holder's holding period and will be subject to tax at the maximum tax rates applicable to ordinary income and an interest charge, as discussed below under Federal Income Tax Consequences—PFIC. Our PFIC status should not affect the treatment of any loss recognized on sale of Restricted Shares.

        Share Appreciation Rights.    In general, Share Appreciation Rights are taxed to the recipient and deductible by Apex Silver in substantially the same manner as NSOs (without regard to PFIC rules).

        Withholding.    Apex Silver may be required to withhold federal, state or local taxes in connection with any award under the 2004 Plan, including, but not limited to, withholding of any portion of any payment or withholding from other compensation payable to the participant, unless such person reimburses Apex Silver for such amount.

        Change of Control.    If there is an acceleration of the vesting or payment of awards and/or an acceleration of the exercise date of options upon a change of control, all or a portion of the accelerated awards may constitute "excess parachute payments" under Section 280G of the Code. Generally an employee receiving an excess parachute payment incurs an excise tax of 20% of the amount of the payment in excess of the employee's average annual compensation over the five calendar years preceding the year of the change of control and Apex Silver is not entitled to a deduction for such excess amount.

        Section 409A.    We intend that grants made under the 2004 Plan will comply with or be excluded from coverage under Section 409A of the Code. If an executive officer is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive officer is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit included in income.

        PFIC.    We believe that we likely were a PFIC for 2004, 2005 and 2006. We may have been a PFIC in 2007, and we may be a PFIC in future years.

        Special adverse tax rules apply if we are a PFIC during any part of the period in which a grantee who is a U.S. holder holds either (i) ISOs or NSOs issued under the 2004 Plan or shares acquired pursuant to such ISOs or NSOs, or (ii) owns Restricted Shares issued under the 2004 Plan that are no longer subject to a substantial risk of forfeiture or as to which the grantee has elected to recognized income upon their grant. Such a U.S. holder will be subject to a special tax regime in respect of "excess distributions." Excess distributions are allocable ratably over the U.S. holder's holding period (which, will include the period during which the U.S. holder held the ISOs or NSOs) and will be subject to tax at the maximum rates applicable to ordinary income and a non-deductible interest charge determined with reference to such allocation.

        Excess distributions generally include dividends or other distributions with respect to shares received from a PFIC in any taxable year to the extent the amount of such distributions exceeds 125% of the average distributions for the three preceding years or, if shorter, the U.S. holder's holding period. In addition, gain on a sale or other disposition of NSOs or ISOs or ordinary shares will generally be treated as an excess distribution. For purposes of the excess distribution rules, the exercise of an option will not be treated as a disposition, but certain transfers of NSOs, ISOs or ordinary shares that otherwise would qualify as tax-free, including, their use as security for the performance of an obligation, will be treated as taxable or partially taxable dispositions.

        A U.S. holder who is subject to the PFIC rules by virtue of holding ISOs, NSOs, shares received upon exercise of ISOs or NSOs, or Restricted Shares during a year in which we were a PFIC generally must continue to treat those options or shares as those of a PFIC (and will continue to be subject to the special adverse tax rules) even if we cease to be a PFIC in a later year. Certain elections may sometimes be used to mitigate the effects of the special adverse tax rules applicable to PFIC ownership (the so-called "QEF" and "mark to market" elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income. The QEF and mark to market elections are not available with respect to options to acquire our ordinary shares. As a result, if the Company is treated as a PFIC at any time during which a U.S. holder owns NSOs or ISOs, the U.S. holder will not be able to make a normal QEF or mark-to-market election with respect to ordinary shares acquired upon exercise of the NSOs or ISOs. Under certain circumstances, a U.S. holder could make a special QEF election (a "deemed sale election") with respect to those ordinary shares, pursuant to which any inherent gain in the ordinary shares would be recognized as an excess distribution at the time of the election. However, it is unclear whether a deemed sale election may be made for a year in which a U.S. holder acquires our shares by exercise of an NSO or ISO if that exercise occurs after January 1 of such year.

        Additional adverse rules apply for any period during which we are a PFIC and own shares of another PFIC (a "lower-tier PFIC"). A U.S. holder will be treated as an indirect shareholder of any lower-tier PFIC, and will be taxable under the excess distribution rules on any transaction that reduces or terminates such indirect shareholder's ownership of the lower-tier PFIC. We likely had a lower-tier PFIC for years in which we were PFIC, and we may have a lower-tier PFIC in future years. Any QEF election with respect to us will not be effective with respect to any lower-tier PFIC although a separate QEF election may be made with respect to any lower-tier PFIC. No mark-to-market election can be made with respect to any lower-tier PFIC.

        A U.S. holder who has held ISOs or NSOs during any year in which we were a PFIC may wish to consider selling shares acquired on exercise of their ISOs or NSOs immediately or soon after exercise in order to avoid or minimize the adverse tax consequences of owning shares in a PFIC.

        The foregoing summary of the federal income tax consequences of the 2004 Plan is based on present federal tax law and regulations. The summary does not purport to be complete or applicable to every specific situation. Each participant should consult a personal tax advisor knowledgeable about the PFIC regulations before exercising any options or making any elections with respect to grants made pursuant to the 2004 Plan.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF AUDITORS

        The board of directors, pursuant to the recommendation of the Audit Committee of the board of directors, unanimously recommends ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent accountants for our 2008 fiscal year.

        The affirmative vote of the holders of a majority of the ordinary shares entitled to vote and represented in person or by proxy at the annual meeting is required to ratify the selection of our independent accountants for the fiscal year 2008. In the event the ratification is not approved by the required number of holders, the Audit Committee may reconsider, but will not necessarily change, its selection of PricewaterhouseCoopers LLP to serve as our independent accountants.

        PricewaterhouseCoopers LLP has served as our independent accountants since our inception. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

        The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit or review of Apex Silver's financial statements for the years ended December 31, 2007 and December 31, 2006, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	December 31
	2007	2006
Audit Fees(1)	2,194,619	2,532,190	(2)
Audit-Related Fees	8,310	—
Tax Fees(3)	257,078	554,168
All Other Fees(4)	—	26,632

Total Fees	$2,460,007	$3,112,990

(1)
Audit fees include fees for services rendered for the audit of our annual financial statements and reviews of our quarterly financial statements, services rendered in connection with the audit of our internal controls and procedures as required by Section 404 of the Sarbanes-Oxley Act of 2002 and services rendered to furnish consents in connection with registration statements filed by Apex Silver during 2006.

(2)
Audit fees for 2006 include an additional $50,045 of fees not included in the fees table presented in the proxy statement for the 2007 annual meeting. The additional amount represents fees for services rendered in 2006 that were not billed until after the filing and dissemination of our proxy statement for the 2007 annual meeting.

(3)
Tax fees include fees for services rendered in connection with the preparation of our tax returns in the United States and other foreign jurisdictions as well as international tax planning services.

(4)
Amounts shown relate primarily to services rendered in connection with providing access to audit work papers to Sumitomo Corporation and their financial advisors during the course of due diligence for the September 2006 acquisition by Sumitomo of an interest in our San Cristobal project.

        The Audit Committee charter includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The Committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and non-audit services performed by the outside auditors, subject to any exception under Section 10A of the Securities Exchange Act of 1934 and any rules promulgated thereunder. Pre-approval authority may be delegated to a Committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full Committee at its next scheduled meeting. All of the fees and services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to its pre-approval policy as provided in the Audit Committee charter.

THE BOARD AND ITS COMMITTEES

Meetings and Committees of the Board of Directors

        The board of directors met five times during 2007.

        Audit Committee.    We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee held eleven meetings during 2007, and is currently comprised of Messrs. Drake, Palmer and Smith. Each of the members of the Audit Committee is independent and financially sophisticated, as defined by the American Stock Exchange listing standards. The Audit Committee reviews our financial reporting process, system of internal controls, audit process, process for monitoring compliance with applicable law and code of conduct. The Audit Committee is also responsible for the engagement of, and evaluates the performance of, our independent accountants.

        The board of directors has adopted a written charter for the Audit Committee. The charter may be viewed on Apex Silver's website at www.apexsilver.com. To view the charter, click on "About Apex Silver" on the left side of the page and then click on "Corporate Governance."

        The board of directors has determined that Mr. Palmer qualifies as an "Audit Committee Financial Expert" as that term is defined in rules promulgated by the Securities and Exchange Commission.

        Compensation Committee.    The Compensation Committee held five meetings during 2007, and is currently comprised of Messrs. Conger, Masterton-Hume, and Morano. Each member of the Compensation Committee is independent as defined by the American Stock Exchange listing standards. The principal responsibilities of the Compensation Committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards under our 2004 Equity Incentive Plan, as amended from time to time, and provide counsel regarding key personnel selection.

        The board of directors has adopted a charter for the Compensation Committee, a copy of which is available on Apex Silver's website at www.apexsilver.com. To view the charter, click on "About Apex Silver" on the left side of the page and then click on "Corporate Governance."

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee, which met twice during 2007, is currently comprised of Messrs. Drake, Morano and Smith. Each member of the Corporate Governance and Nominating Committee is independent as defined by the American Stock Exchange listing standards. The Corporate Governance and Nominating Committee is responsible for overseeing and evaluating the Board's performance, selecting and evaluating prospective director nominees and reviewing board and board committee compensation. The Committee also oversees and provides advice to the Board regarding our corporate governance policies, practices and procedures.

        The board of directors has adopted a charter for the Corporate Governance and Nominating Committee, a copy of which is available on Apex Silver's website at www.apexsilver.com. To view the charter, click on "About Apex Silver" on the left side of the page and then click on "Corporate Governance."

Shareholder Nominations

        The Corporate Governance and Nominating Committee will receive, review and evaluate director candidates recommended by shareholders. The Committee has adopted written procedures to be followed by shareholders in submitting such recommendations. Candidates proposed by shareholders will be evaluated by the Committee in the same manner as candidates which are not proposed by shareholders. While shareholders may propose director nominees at any time, we must receive the required notice (described below) on or before the date set forth in the prior year's annual proxy statement under the heading "Shareholder Proposals" in order to be considered by the Committee in connection with our next annual meeting of shareholders (typically held in May or June of each year).

        Shareholders wishing to recommend a director candidate to serve on the board may do so by providing advance written notice to the Chairman of the Corporate Governance and Nominating Committee, which identifies the candidate and includes certain information regarding the nominating shareholder and the candidate. A description of the required notice is available on our website at www.apexsilver.com. To view the procedures regarding shareholder nomination of directors, click on "About Apex Silver" on the left side of the page and then click on "Corporate Governance."

        A nominee for director should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to Apex Silver. The Corporate Governance and Nominating Committee will evaluate the independence of directors and potential directors, as well as his or her business experience, or specialized skills or experience. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for board membership. The Committee will also consider issues involving possible conflicts of interest of directors or potential directors.

Communication with the Board

        We have established a process for security holders to communicate with the board of directors. Security holders wishing to communicate with the board of directors of Apex should send an email, write or telephone Jerry Danni, Senior Vice President Corporate Affairs, at:

    Apex Silver Mines Corporation
    1700 Lincoln Street
    Suite 3050
    Denver, CO 80203
    Telephone: (303) 839-5060
    Facsimile: (303) 839-5907
     jerry.danni@apexsilver.com

        All such communication must state the type and amount of Apex Silver securities held by the security holder and must clearly state that the communication is intended to be shared with the board of directors, or if applicable, with a specific committee of the board. Mr. Danni will forward all such communication to the members of the board or specific board committee.

Director Attendance at the Annual Meeting

        All members of the board of directors are encouraged, but not required, to attend the annual meeting of shareholders. All of our directors attended last year's annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee has ever been an officer or employee of Apex Silver or any of its subsidiaries.

Director Compensation

        Directors who are employees of Apex Silver receive no fees for Board service. Currently, Mr. Clevenger is the only director who is also an employee. Non-employee directors receive compensation for their service as directors. We also reimburse our directors for all reasonable out-of-pocket costs incurred by them in connection with their services.

        During the second quarter 2007, the Board adopted the Non-Employee Directors Deferred Compensation and Equity Award Plan (the "Deferred Compensation Plan"). In connection with the adoption of the Deferred Compensation Plan, the Board suspended the grant of stock options under the Non-Employee Directors Share Plan. Pursuant to the Deferred Compensation Plan the directors receive a portion of their compensation in the form of Restricted Stock Units. The director is entitled to receive one unrestricted ordinary share for each vested Restricted Stock Unit upon the termination of the director's board service.

        Non-employee directors are compensated as described below.

          Initial Election Fee—On the date such person initially becomes a director, each non-employee director receives a number of Restricted Stock Units equal to an initial election fee, as determined from time to time by the board of directors or an authorized committee, divided by the closing price of Apex Silver's ordinary shares on the grant date. The Restricted Stock Units vest immediately. The ordinary shares with respect to all vested Restricted Stock Units are issuable by Apex Silver upon the termination of the director's service on the board. In April 2007, two new non-employee directors, Mr. Rodman L. Drake and Mr. Ian Masterton-Hume, were elected to the board and were each granted 3,075 Restricted Stock Units, equal to an election fee of $45,000.

          Annual Retainer—On the date of the annual shareholder's meeting, each non-employee director receives a cash payment and a number of Restricted Stock Units equal to an annual fee, as determined from time to time by the board of directors or an authorized committee, divided by the closing price of Apex's ordinary shares on the grant date. In 2007, each non-employee director received $20,000 in cash and 2,184 Restricted Stock Units, equal to $45,000 divided by the closing price of Apex's ordinary shares on the grant date. The Restricted Stock Units vest one year after the date of grant so long as the individual is still serving as a director.

          Committee Chairperson—The chairman of each of our board committees receives an annual cash retainer, payable on the date of the annual shareholders' meeting. The Chairman of the Audit Committee received an annual cash retainer of $10,000. The Chairmen of the Compensation Committee and the Corporate Governance and Nominating Committee each received an annual cash retainer of $5,000.

          Meeting Fees—Non-employee directors receive $1,000 in cash for each board or committee meeting that the director attends in person or by telephone.

        Our non-employee directors may defer all or a portion of the cash payments described above and elect instead to be awarded a number of Restricted Stock Units. Each non-employee director may deliver an annual deferral election to the company specifying the amount of the cash payments the director has elected to defer and the period of deferral. Amounts may be deferred for any period selected by the director. The number of Restricted Stock Units granted in connection with the deferral of cash payments will be determined by dividing the amount of the cash payment by the closing price of Apex Silver ordinary shares on the date the cash payment would have otherwise been paid.

        All ordinary shares issued in connection with the Deferred Compensation Plan will be awarded pursuant to the Apex Silver 2004 Equity Incentive Plan, as amended from time to time.

        In addition, during 2007 but prior to the adoption of the Deferred Compensation Plan, all non-employee directors were granted 403 share options on February 26, 2007 at an exercise price of $14.70.

        The table below sets forth all compensation awarded to our non-employee directors during 2007.

Name	Fees Earned or Paid in Cash ($)(4)	Stock Awards ($)	Option Awards ($)	Total ($)
Harry M. Conger(1)	$30,500	$45,000	$3,000	$78,500
Ove Hoegh(1)	$29,000	$45,000	$3,000	$77,000
Rodman L. Drake(1)	$26,000	$90,000	—	$116,000
Keith R. Hulley(2)(3)	$85,000	$45,000	$3,000	$133,000
Ian Masterton-Hume(1)	$25,000	$90,000	—	$115,000
Kevin R. Morano(1)	$36,250	$45,000	$3,000	$84,250
Terry M. Palmer(1)	$45,750	$45,000	$3,000	$93,750
Charles B. Smith(1)	$40,750	$45,000	$3,000	$88,750
Paul Soros(1)	$28,750	$45,000	$3,000	$76,750

(1)
The options and restricted stock units held by Apex Silver's non-employee directors (other than Mr. Hulley) as of December 31, 2007 are shown in the table below. The options are fully vested and exercisable.

Name	Options	Vested Restricted Stock Units	Unvested Restricted Stock Units
Harry M. Conger	66,728	—	2,184
Rodman L. Drake	—	3,075	2,184
Ove Hoegh	66,728	—	2,184
Ian Masterton-Hume	—	3,075	2,184
Kevin R. Morano	57,581	—	2,184
Terry M. Palmer	19,626	—	2,184
Charles B. Smith	54,337	—	2,184
Paul Soros	66,728	—	2,184
(2)
At December 31, 2007, Mr. Hulley held options to purchase 43,298 ordinary shares. Of this amount, 9,284 shares may be received upon exercise of options granted during 2006 and 2007 in connection with his service as a director, and he has received 2,184 Restricted Stock Units. The Retirement Agreement executed between Apex Silver and Mr. Hulley in January 2006 provided for stock options grants in 2007 and 2008, to be calculated as set forth in the Retirement Agreement, in the event that his December 2003 or June 2004 stock option grants expire unexercised. On January 2, 2007, Mr. Hulley's December 2003 grant of 100,000 options expired unexercised. As provided in the Retirement Agreement, Apex Silver granted to Mr. Hulley options to purchase 34,014 ordinary shares at an exercise price of $15.89 per share. The full grant date fair value of the award, computed in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment ("FAS 123R"), was $250,000. On January 2, 2008, Mr. Hulley's June 2004 grant expired, with 75,000 of the 100,000 options remaining unexercised. As provided in the Retirement Agreement, Apex Silver granted to Mr. Hulley options to purchase 27,615 ordinary shares at an exercise price of $15.59 per share. The full grant date fair value of the award, computed in accordance with FAS 123R, was $187,500. Because these option awards were issued in connection with Mr. Hulley's service as an officer, they are not included in the above table.

(3)
Pursuant to the Retirement Agreement executed between Apex Silver and Mr. Hulley in January 2006, the parties anticipated that Mr. Hulley would serve as the Chairman of the board of directors. While Mr. Hulley serves as Chairman, he will receive an annual retainer for his services as Chairman equal to $60,000 for calendar years 2006 and 2007, $30,000 for calendar years 2008 and 2009, and $15,000 for each calendar thereafter, in each case paid quarterly on the last business day of the quarter. This amount is in addition to the $20,000 annual cash retainer paid to all non-employee directors in 2007.

(4)
Each director receives an annual cash retainer and fees for attendance at board of directors meetings and committee meetings. Each Committee Chairman also receives an annual retainer for service as Chairman. Accordingly, the variances between fees earned by individual directors result from their meeting attendance and committee memberships.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        Our compensation program is designed to attract and retain top quality executive talent, to tie annual and long-term cash and equity incentive compensation to the achievement of measurable company and individual performance objectives, and to align compensation incentives available to our executives with the goal of creating shareholder value.

        The Compensation Committee of our Board of Directors has responsibility for approving the compensation arrangements for our executives. The Compensation Committee acts pursuant to a charter that has been approved by our Board. During 2005, we retained The Hay Group to review our compensation structure and at that time, we adopted a three-part approach to executive compensation: base salary, annual performance-based cash bonuses, and long-term equity awards, including awards of restricted stock and ordinary share options. In addition, we provide our executives a variety of other benefits that we also make available generally to all salaried employees.

        In mid-2006, the Compensation Committee engaged Frederic W. Cook & Co., Inc. ("Cook") to evaluate our compensation structure and to assist the Committee in developing a peer group against which to measure our compensation practices. The peer group developed by Cook and the Committee consisted of the following 14 U.S. and Canadian mining companies, which at the time were of comparable size to Apex Silver:

Cambior, Inc.	Golden Star Resources Ltd.
Coeur D'Alene Mines Corporation	Hecla Mining Company
Eurozinc Mining Corp.	Northgate Minerals Corporation
FNX Mining Inc.	Pan American Silver Corporation
Gammon Lake Resources Inc.	Stillwater Mining Company
Minefinders Corporation, Inc.	Novagold Resources Inc.
Miramar Mining Corporation	Silver Standard Resources, Inc.

        The Committee believed that this peer group was an appropriate benchmark for 2007 compensation, and recognized the need to revise the peer group to reflect the changes in Apex Silver's operations over time, particularly once Apex Silver began operations at San Cristobal. The analysis of compensation plans by Cook, which included a review of salary grades and total compensation targets for all executives benchmarked against the peer group, resulted in no significant changes to our compensation structure for 2007 compared to 2006.

        In mid-2007, the Committee reevaluated the composition of the peer group with Cook's advice to reflect the commencement of operations at San Cristobal, our first mining operation, and our anticipated annual revenues during operations of approximately $1.0 billion. The new peer group consists of the following 10 U.S. and Canadian mining companies:

Coeur D'Alene Mines Corporation	Lundin Mining Corporation
Hecla Mining Company	Meridian Gold Inc.
IAMGOLD Corporation	Northgate Minerals Corporation
Kinross Gold Corporation	Pan American Silver Corporation
LionOre Mining International Ltd.	Stillwater Mining Company

        The Committee decided to supplement executive compensation information for the peer group companies with information regarding five large mining companies (Barrick Gold Corp., Freeport McMoRan Copper and Gold Inc., Goldcorp Inc., Phelps Dodge Corporation and Newmont Mining Corporation) and with third party survey data regarding executive functional matches in the general industry within the revenue range closest to our anticipated annual revenues. The Committee's primary reasons for supplementing the peer group company data were as follows: certain peer group companies are much smaller than Apex Silver; certain peer group companies are Canadian companies, which tend to have different executive compensation practices than with executives based in the United States companies; the size and complexity of San Cristobal and the resulting level of our executive management's skills and responsibilities; the loss of several of our executives during 2007 to other mining companies; the opportunities available to our executives in the mining and other industries; the qualifications and experience of our executives compared to others in the mining industry; and the Committee's focus on retention of our senior executives in a robust and competitive mining industry environment. The information related to the five large mining companies was not utilized in determining any part of the compensation levels but was used only as a reference for practices in the mining industry and in companies where Apex Silver often recruits its management.

        The analysis of compensation plans by Cook, which included a review of salary, bonus and total compensation targets for all executives benchmarked against the peer group and supplemented by information from the general industry survey data, resulted in several changes to our compensation levels for 2007 and 2008. Based on the competitive analysis, the qualifications and experience of our executives and concerns about our ability to retain our executives, the Committee concluded that we should target total executive compensation in the third quartile of the peer group and the median of the broader survey data. Cook also assisted the Committee in making its evaluation of salary, cash bonus and long-term compensation awards, which are described below.

        The Committee decided, with the commencement of production from San Cristobal in 2007, to change the timing of salary adjustments, bonus determinations and long-term incentive awards for each year to February of the following year, so that year-end financial results would be available for consideration. Although salary adjustments were made in November 2007 as described below, bonus determinations for 2007 performance and long-term incentive awards were made in February 2008. In the future, the Compensation Committee expects to make salary adjustments in February.

Objectives of Our Compensation Program

        The compensation program for our executives is designed to attract, retain and reward talented executives who can contribute to our long-term success and thereby build value for our shareholders. The program is organized around the following fundamental principles:

        A Substantial Portion of Executive Compensation Should be in the Form of Equity Awards.    The Compensation Committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our executives with the interests of our shareholders. For 2007 (including equity awards granted in early 2008, as discussed below), approximately 45% of the total compensation for our named executive officers (excluding Ms. Friedman) was in the form of equity awards (either ordinary share options or restricted shares, based on the FAS 123R grant date fair value) and 55% was in the form of cash (either base salary or incentive bonuses).

        A Substantial Portion of Executive Compensation Should be Performance-Based.    Our compensation program is designed to reward superior performance and deliver correspondingly lower compensation for weak performance. It accomplishes this in a number of ways. In terms of cash compensation, target award opportunities provided to each executive under our Incentive Bonus Plan range from 35% to 75% of the executive's base salary. Awards for superior performance may result in a bonus of up to twice the targeted amount. Whether and to what extent bonuses under the bonus plan are paid depends on the extent to which the company-wide and individual goals set by the Compensation Committee are attained and on the Committee's subjective evaluations of individual executive performance.

        Our Compensation Program Should Enable Us to Compete for First-Rate Executive Talent.    Shareholders are best served when we can attract and retain talented executives. Compensation packages that are competitive with industry standards enable us to do so. To determine the appropriate target level of compensation for 2007, the Compensation Committee relied upon an industry peer group, supplemented by information from general industry data for functional equivalent positions in companies in our revenue ranges. Because of recent increases in metals prices, numerous new mining projects are in development worldwide and this has resulted in intense competition for the services of talented mining executives. To ensure that we are able to attract and retain talented executives, the Compensation Committee seeks to create a compensation package for executives that delivers total compensation that is in the third quartile of the total compensation delivered by peer group mining companies with which we compete for executive talent and the median of the broader industry survey data.

Components of our Compensation Program

        Base Salary.    We establish base salaries for our executives based on the scope of their responsibilities, and take into account competitive market compensation paid by companies in our competitive peer group for similar positions. We believe that executive base salaries should be targeted to be consistent with the salaries for executives in similar positions and with similar responsibilities at comparable companies in order to best attract, retain and equitably reward our executives. Executive salaries for 2007 are shown below in the Summary Compensation Table.

        We review base salaries annually, and adjust base salaries from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Our Compensation Committee determines the salary for our Chief Executive Officer, and, after consideration of the Chief Executive Officer's recommendations, for each officer below the Chief Executive Officer level.

        For 2007, the Compensation Committee elected to set base salaries for our executives at a level approximately equal to the median of the 2006 peer group, supplemented by general industry survey data. In May 2007, the Committee increased Mr. Vogels' salary from $182,000 to $225,000 based on updated competitive information and subjective performance evaluations. In late 2007, after commencement of production from San Cristobal, the Committee reviewed executive base salaries against the updated 2007 peer group, supplemented by data from the general industry survey data. The Committee concluded that we should target executive compensation in the third quartile of the peer group and the median of the broader survey data. The Committee determined that executive salary compensation generally did not meet the target levels described above, and as a result, in November 2007, Mr. Clevenger's salary for the remainder of 2007 was increased by approximately 25%, and the salaries of the other executive officers were increased by an average of approximately 9%. These increased salary levels were also adopted for 2008.

        Annual Cash Bonus.    Our executives participate in our Incentive Bonus Plan, which provides annual cash awards based on the performance of the officer and the company as compared to performance standards established by the Compensation Committee. In November 2006, the Compensation Committee determined the target value of each award for our executive officers' performance during 2007. Effective in May 2007, the Committee increased the target bonus for Mr. Vogels from 35% to 40% of his annual salary, based on updated competitive information and subjective performance evaluations. Based on the competitive analysis performed by Cook during 2007, the Committee increased the target bonus for Mr. Clevenger from 60% to 75% of his annual salary and for Mr. Malys from 45% to 55% of his annual salary. These increases in target bonus were effective for the portion of 2007 following November 1, 2007.

        The target awards for our executives' performance during 2007 are set forth in the table below:

	2007 Salary	Bonus Target(1) (%)	Bonus Target ($)	Bonus Minimum	Bonus Maximum
Jeffrey G. Clevenger	$490,000	62%	$304,600	—	$608,200
Gerald J. Malys	$320,000	46%	$147,000	—	$296,000
Deborah J. Friedman(2)	$132,949	45%	$59,827	—	$119,654
Robert P. Vogels	$210,000	38%	$80,000	—	$160,000

(1)
For Mr. Malys and Mr. Clevenger, amounts reflect increases in bonus targets effective November 1, 2007. For Mr. Vogels, amount reflects increase in bonus target effective May 16, 2007.

(2)
Ms. Friedman joined the company in July 2007 and the salary amount shown above is the pro-rated portion of her $300,000 annual salary, increased to $320,000 effective November 1, 2007. Bonus target and maximum amounts for 2007 were based on Ms. Friedman's prorated salary.

        Awards under our Incentive Bonus Plan for performance during 2007 were paid in February 2008. For 2007, there were two primary performance measures considered by the Compensation Committee in determining the amount of the annual cash bonus for 2007: completion of the San Cristobal mine within the current budget and schedule and commissioning and start-up of the mine within projected operating parameters, accounting for 75% of an executive's possible bonus award; and progress towards growth in the company's ore reserves and mineral resources, accounting for 25% of the executive's possible bonus award. The Compensation Committee determined the amount of the award after evaluating the performance of the executive and the company for 2007. The Committee concluded that the completion of construction of San Cristobal met expectations, and that the start-up of San Cristobal was below expectations. In making this determination, the Committee considered the following factors, among others:

  •
  Construction of the San Cristobal mine and plant were completed and production commenced approximately three months later than planned, due primarily to delays resulting from damage to the ball mill motors at the manufacturer that was outside the company's control.

  •
  The capital cost of the San Cristobal mine was approximately 19% over budget, due primarily to record high commodity prices (which resulted in increased costs for certain construction materials) and the mining and stockpiling of more oxide ore than was anticipated. Excluding the delay resulting from damaged ball mill motors and the cost of mining and stockpiling additional oxide ore, the project was approximately 9% over budget. The Committee found that the San Cristobal capital cost overrun compared very favorably to any other large mining project currently under construction.

  •
  San Cristobal set an industry-wide mine construction safety record.

  •
  The ramp-up of production at the San Cristobal mine has been slower than planned, resulting in delayed production and revenues, and additional cash investments in operations. The Committee concluded that executive management had moved quickly to bring in the additional expertise needed to address ramp-up issues. Concentrate quality is within specifications and as forecast.

  •
  Executives have successfully managed the continuing political uncertainty in Bolivia.

  •
  The executive management has performed exceptionally well in meeting the difficult challenges of completing construction and start-up of a large, complex project in a remote location with little infrastructure, a largely inexperienced workforce and significant political difficulties.

  •
  Corporate costs and expenses were well managed and within budget.

        The second performance criteria evaluated by the Compensation Committee was progress towards growth in the company's ore reserves and mineral resources. Although Apex Silver does not yet have proven and probable reserves other than those associated with the San Cristobal mine, the Committee concluded that we made significant progress in 2007 toward long-term growth in our reserves. The Committee concluded that we made excellent progress with our exploration program, identifying one project that is advancing to resource definition with the objective of advancement to feasibility stage by 2009 and identifying several other projects that justify advanced exploration. The Committee also found that the company had benefited significantly from the positive relationship management has maintained with Sumitomo through a difficult start-up period and from Sumitomo's assistance with political matters in Bolivia. The Compensation Committee concluded that the company and executives exceeded this performance measure.

        After considering the above factors, in February 2008 the Compensation Committee recommended, and the full board of directors approved, the following cash bonuses to our named executives:

2007 Annual Incentive Bonus
Jeffrey G. Clevenger	$305,000
Gerald J. Malys	$150,000
Deborah J. Friedman	$70,000
Robert P. Vogels	$90,000

        The bonus awards to Mr. Vogels and Ms. Friedman were each slightly above their target bonus levels. In each case, the higher bonus is reflective of the increase in salary following the Compensation Committee's review and adjustment in November 2007.

        Equity Incentive Awards.    A key component of our compensation program is the award of ordinary share options and restricted shares under our 2004 Equity Incentive Plan. We believe that share ownership encourages long-term performance by our executive officers and aligns the interests of our officers with the interests of our shareholders. Equity awards under the 2004 Equity Incentive Plan are discretionary.

        The Compensation Committee has historically made annual grants of ordinary share options and restricted shares during December of each year as recognition for the prior year's performance and to provide incentive for performance in future periods. The Committee decided that, with the 2007 commencement of operations at San Cristobal, annual awards of options and restricted shares for each year should be made in February of the following year, commencing with awards for calendar year 2007, so the principal compensation elements for each executive—base salary, target bonus opportunity and long-term incentive opportunity—could be evaluated collectively. The Committee also decided in March 2007 that, to encourage executive retention, each executive would receive a grant of restricted shares equal in value to 50% of the cash bonus paid for 2007 performance. Our Compensation Committee determines the equity awards for our Chief Executive Officer, and, after consideration of the Chief Executive Officer's recommendations, for each officer below the Chief Executive Officer level. The following awards under the 2004 Equity Incentive Plan were made in February 2008:

	Ordinary Share Options	Restricted Stock
Jeffrey G. Clevenger	83,700	33,400
Gerald J. Malys	29,000	13,100
Deborah J. Friedman	22,000	8,400
Robert P. Vogels	12,000	6,500

        The ordinary share options and the restricted shares vest in four equal tranches over four years, with the first tranche vesting on February 14, 2009, and are intended to encourage the retention of our executives for at least the vesting period. Awards during 2006 and prior periods were specifically designed to retain executives through the development, construction and start-up of the San Cristobal project.

        In the past, equity awards have generally been split, with 70% of the grant date fair value awarded in the form of share options, and 30% of the value awarded in the form of restricted shares. We split equity awards and shares because options are dilutive only to the extent that there is stock price appreciation, while restricted shares are dilutive upon vesting. Both option awards and restricted share awards provide executives with a significant opportunity to recognize gains from an increase in shareholder value. Grants of restricted shares, in particular, provide strong retention incentives since they do not require stock price appreciation to deliver value. For this reason, in accordance with the proposed amendment to our 2004 Equity Incentive Plan, we anticipate that we will award substantially more share awards and fewer option awards in the future.

        In addition to the awards noted above, Apex Silver granted 25,000 share options with an exercise price of $19.64 and 25,000 restricted shares to Ms. Friedman in July 2007 upon her initial appointment as Senior Vice President, General Counsel and Corporate Secretary of Apex Silver.

        Perquisites and Other Benefits.    Because we believe that the compensation packages described above are adequate, we do not award significant perquisites to our executive officers. In 2007, each officer received our standard company match on his or her contributions to our 401(k) plan. These amounts were less than $10,000 per executive.

        One-Time Incentive Bonuses.    We have, from time to time, awarded one-time incentive bonus awards to our executives related to the completion of specific, critical tasks. None of our named executive officers received such an incentive bonus during 2007.

Share Ownership Guidelines

        Our executives are expected to maintain a minimum level of ownership of Apex Silver ordinary shares. Our Chief Executive Officer is expected to maintain a level of ownership equal in value to four times his annual base salary. Our other executives are expected to hold ordinary shares equal in value to two times the executive's base salary. For the purpose of meeting this threshold, we count actual shares owned, as well as shares held in retirement accounts and outstanding restricted shares, whether vested or unvested. We do not count shares issuable upon exercise of options.

        We do not require executives to purchase shares in order to reach these ownership guidelines. However, each executive is required to retain at least 50% of his or her equity awards, net of tax payments and exercise price, until the expected level of ownership is attained.

Recovery of Previous Awards

        We do not have a formal or informal policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments would have been reduced.

        During 2007, the board of directors approved certain conditions to the receipt of future equity awards. Under the new terms, the executive may not be employed by another mining company or solicit or hire any of Apex Silver's employees within six months after termination of employment. If the executive breaches these provisions, he would be required to repay a portion of the income recognized by the executive on any restricted stock awards that vested within 6 months of the termination of his or her employment.

Policies Regarding Option Awards

        The Compensation Committee has generally followed a practice of making all option grants to its executive officers on a single date each year, historically on the date of the December board meeting and commencing with 2008, on the date of the February Board meeting. We have no program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information.

        While the bulk of our option awards to executives have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to executives at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise. We do not have any program, plan or practice to time such ad hoc awards in coordination with the release of material non-public information.

        All option awards made to our executives, or any of our other employees or directors, are now made pursuant to our 2004 Equity Incentive Plan. Under the 2004 Equity Incentive Plan, the exercise price of the option is determined by the Compensation Committee and is equal to the closing price of our ordinary shares on the American Stock Exchange on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock's price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our ordinary shares in a period preceding, surrounding or following the grant date. While the Charter of the Compensation Committee permits delegation of the Committee's authority to grant options in certain circumstances, all grants to executives are made by the Compensation Committee itself and not pursuant to delegated authority.

Severance Arrangements

        All of our salaried employees, including each of our named executive officers, is covered by the Apex Silver Severance Compensation Plan. That Plan provides that if an executive's employment is terminated by Apex Silver without "cause" (as defined in the Plan) the executive will be entitled to receive a lump sum payment equal to a portion of the executive's salary, based on the executive's position and period of service with the company. Moreover, Apex Silver's Incentive Bonus Plan provides that in such circumstances, an executive will be entitled to receive an amount equal to the executive's target bonus percentage, multiplied by the amount of salary paid to the executive through the date of termination. In addition, the Apex Silver 2004 Equity Incentive Plan provides that all restrictions on unvested restricted shares will lapse and all unvested ordinary share options will vest upon the termination by Apex Silver of an executive's employment without cause. These arrangements reflect the Board's view that our employees, including our executive officers, should be provided with reasonable severance benefits to assist with their transition to comparable employment positions. The details and amount of these benefits are described in "—Post-Employment Payments—Termination Not in Connection with a Change in Control."

Change of Control Arrangements

        We have entered into a Change of Control Agreement with each of our named executive officers. The Compensation Committee believes that these agreements provide an important protection to our executive officers in the event of a change of control transaction and that the interests of our shareholders will be best served if the interests of our executive officers are aligned with them. Providing change of control benefits reduces the reluctance of executive officers to pursue potential change of control transactions that could result in the loss of their employment, but may be in the best interests of shareholders. Cash payments under the Change of Control Agreements are in lieu of cash payments pursuant to the severance arrangements described above. The Change of Control Agreements are "double trigger" agreements which provide that payments will be made only if employment is terminated by the company without cause or by the executive with good reason within two years following a change of control. In addition, upon the occurrence of a change of control, all restrictions on restricted stock will lapse and all unvested stock options will vest. The details and amount of these benefits are described in "—Post-Employment Payments—Termination in Connection with a Change in Control."

        Payments under the Change of Control Agreements are based on a multiple of the executive's salary and target bonus. Our Chief Executive Officer is entitled to receive three times his salary and target bonus and the remaining named executive officers are each entitled to receive two times his or her salary and target bonus. The Compensation Committee believes these multiples are consistent with our industry peers.

        In order to ensure that the executives actually receive the benefits described above, the Change of Control Agreements provide that we will reimburse our executive officers for the amount of the excise tax, if any, imposed on the change of control benefits under Internal Revenue Code Section 4999. This payment will be equal to an amount such that after the named executive officer timely pays the excise tax, his or her liability for all taxes would be the same as if this tax had not applied. This gross-up payment would not be deductible by us.

Summary Compensation Table

        Compensation information is set forth below for our named executive officers for 2007 and 2006. We have not entered into employment agreements with any of our executive officers but have certain arrangements regarding payments following termination of employment. See "Post-Employment Payments." All executives are employed on an at-will basis.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)			Total ($)
Jeffrey G. Clevenger President and Chief Executive Officer	2007 2006	$ $	490,000 436,000	$ $	426,266 563,423	$ $	483,773 445,542	$ $	305,000 400,000	$ $	7,750 7,500	(3) (3)	$ $	1,712,789 1,852,465
Gerald J. Malys(4) Senior Vice President and Chief Financial Officer	2007 2006	$ $	320,833 168,247	$ $	196,384 133,755	$ $	181,324 95,401	$ $	150,000 135,000	$ $	5,813 4,500	(5) (5)	$ $	854,354 536,903
Deborah J. Friedman(6) Senior Vice President, General Counsel and Corporate Secretary	2007 2006		$132,949 —		$89,631 —		$62,615 —		$70,000 —		— —			$355,195 —
Robert P. Vogels Vice President and Controller	2007 2006	$ $	211,375 170,000	$ $	27,425 22,206	$ $	74,117 62,720	$ $	90,000 76,500	$ $	5,167 5,000	(7) (7)	$ $	408,084 336,426

(1)
The assumptions used by Apex Silver in valuing the stock and option awards shown in the table are described in Note 2(m) to Apex Silver's consolidated financial statements for the fiscal year ended December 31, 2007. Amounts shown reflect the amount recognized for 2007 and 2006 in the consolidated financial statements of Apex Silver in accordance with FAS 123R. The amounts include compensation cost recognized with respect to awards granted in 2006 and previous years. There were no equity awards to the named executive officers during 2007.

(2)
All named executive officers participate in the Apex Silver Incentive Bonus Plan. Amounts shown in the table as "Non-Equity Incentive Plan Compensation" reflect cash bonuses paid in February 2008 for 2007 performance, and in December 2006 for 2006 performance. The relevant performance measure and the target value of each award for 2007 and 2006 were determined by the Compensation Committee during 2006 and 2005, respectively. See "Compensation Discussion and Analysis—Components of our Compensation Program".

(3)
Amounts shown as "All Other Compensation" for Mr. Clevenger reflect contributions to the Apex Silver 401(k) Plan on Mr. Clevenger's behalf for the respective years.

(4)
Mr. Malys joined as Senior Vice President and Chief Financial Officer of Apex Silver on June 12, 2006. The salary amount shown for 2006 reflects amounts paid from June 12, 2006 through December 31, 2006. His annualized salary for 2006 was $300,000.

(5)
Amounts shown as "All Other Compensation" for Mr. Malys reflect contributions to the Apex Silver 401(k) Plan on Mr. Malys' behalf for the respective years.

(6)
Ms. Friedman joined as Senior Vice President, General Counsel and Corporate Secretary of Apex Silver on July 10, 2007. The salary amount shown reflects amounts paid from July 10, 2007 through December 31, 2007. Her annualized salary for 2007 was $302,500.

(7)
Amounts shown as "All Other Compensation" for Mr. Vogels reflect contributions to the Apex Silver 401(k) Plan on Mr. Vogels' behalf for the respective years.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
Jeffrey G. Clevenger	11/08/2007	0	$457,500	$915,000	—		—			—		—
Gerald J. Malys	11/08/2007	0	$192,500	$385,000	— —		— —			— —		— —
Deborah J. Friedman	11/08/2007 7/10/2007 7/10/2007	0 — —	$144,000 — —	$288,000 — —	— 25,000 —	(2)	— — 25,000	(2)	$	— — 19.64	$ $	— 491,000 249,500
Robert P. Vogels	11/08/2007	0	$96,000	$192,000	—		—			—		—

(1)
All named executive officers participate in the Apex Silver Incentive Bonus Plan. Each named executive officer received a non-equity incentive award, the final payout of which will be dependent on the performance of the Company and the executive during 2008. See "Compensation Discussion and Analysis—Components of our Compensation Program—Annual Cash Bonus." The target awards for 2008 were set in November 2007 in connection with the determination of the executive's salary for 2008. As shown in the table below, target bonus amounts are equal to a specified percentage of the executive's 2008 salary.

	2008 Salary	Target Bonus (%)	2008 Target Bonus ($)
Jeffrey G. Clevenger	$610,000	75%	$457,500
Gerald J. Malys	$350,000	55%	$192,500
Deborah J. Friedman	$320,000	45%	$144,000
Robert P. Vogels	$240,000	40%	$96,000
(2)
In connection with her offer letter dated June 6, 2007, Ms. Friedman was awarded a signing bonus of 25,000 restricted shares and 25,000 options.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey G. Clevenger(2)	100,000 35,200 18,750 —	— 35,200 56,250 —	— — — —	$ $ $	21.05 18.01 16.40 —	10/11/2014 12/8/2015 12/7/2016 —	— — — 40,425	$	— — — 616,077	— — — —	— — — —
Gerald J. Malys(3)	15,000 5,750 —	15,000 17,250 —	— — —	$ $	13.75 16.40 —	6/12/2016 12/7/2016 —	— — 21,100	$	— — 321,564	— — —	— — —
Deborah J. Friedman(4)	— —	25,000 —	— —		$19.64 —	7/10/2017 —	— 25,000	$	— 381,000	—	—
Robert P. Vogels(5)	7,500 4,500 2,750 —	7,500 4,500 8,250 —	— — — —	$ $ $	16.16 18.01 16.40 —	1/31/2015 12/8/2015 12/7/2016 —	— — — 2,725	$	— — — 41,529	— — — —	— — — —

(1)
The market value of stock awards held at the end of 2007 was computed using the year-end closing price of Apex Silver ordinary shares of $15.24.

(2)
Mr. Clevenger's ordinary share options and restricted shares will vest as follows:

Options			Restricted Ordinary Shares
Vesting Date	Exercise Price	No. of Shares	Vesting Date	No. of Share
12/7/2008	$16.40	18,750	10/11/2008	20,000
12/8/2008	$18.01	17,600	12/7/2008	3,925
12/7/2009	$16.40	18,750	12/8/2008	4,325
12/8/2009	$18.01	17,600	12/7/2009	3,925
12/7/2010	$16.40	18,750	12/8/2009	4,325
			12/7/2010	3,925
(3)
Mr. Malys' ordinary share options and restricted shares will vest as follows:

Options			Restricted Ordinary Shares
Vesting Date	Exercise Price	No. of Shares	Vesting Date	No. of Share
6/12/2008	$13.75	15,000	6/12/2008	17,500
12/7/2008	$16.40	5,750	12/7/2008	1,200
12/7/2009	$16.40	5,750	12/7/2009	1,200
12/7/2010	$16.40	5,750	12/7/2010	1,200
(4)
Ms. Friedman's ordinary share options and restricted shares will vest as follows:

Options			Restricted Ordinary Shares
Vesting Date	Exercise Price	No. of Shares	Vesting Date	No. of Share
7/10/2008	$19.64	6,250	7/10/2008	2,500
7/10/2009	$19.64	6,250	7/10/2009	3,750
7/10/2010	$19.64	6,250	7/10/2010	6,250
7/10/2011	$19.64	6,250	7/10/2011	12,500
(5)
Mr. Vogels' ordinary share options and restricted shares will vest as follows:

Options			Restricted Ordinary Shares
Vesting Date	Exercise Price	No. of Shares	Vesting Date	No. of Share
1/31/2008	$16.16	3,750	12/7/2008	525
12/7/2008	$16.40	2,750	12/8/2008	575
12/8/2008	$18.01	2,250	12/7/2009	525
1/31/2009	$16.16	3,750	12/8/2009	575
12/7/2009	$16.40	2,750	12/7/2010	525
12/8/2009	$18.01	2,250
12/7/2010	$16.40	2,750

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey G. Clevenger	—	—	18,250	$348,655
Gerald J. Malys	—	—	8,700	$170,808
Deborah J. Friedman	—	—	—	—
Robert P. Vogels	—	—	1,100	$19,074

Post-Employment Payments

  Termination Not in Connection with a Change of Control

        All of our salaried employees, including each of our executives, is covered by the Apex Silver Severance Compensation Plan. If the executive's employment is terminated by Apex Silver other than for cause (as defined in the Plan) and such termination is not in connection with or following a change of control, death, disability or retirement, the executive is entitled to receive a lump sum payment equal to a portion of the executive's salary, based on the executive's position and period of time with the company. Apex Silver will also pay to the executive an amount equal to the difference between the monthly medical and/or dental premiums the executive was paying immediately prior to termination of employment and the total COBRA premium due in order to continue such insurance coverage. Moreover, our Incentive Bonus Plan provides that in such circumstances, the executive will be entitled to receive an amount equal to his or her target bonus percentage multiplied by the amount of salary paid to the executive up to the date of termination. No executive who is terminated for cause, terminates or otherwise voluntarily leaves his or her employment, or whose employment is terminated as a result of death, disability or retirement, will receive any benefits under the Severance Compensation Plan.

        In addition, in connection with the initial offers of employment to certain of our named executive officers, Apex Silver agreed to extend severance benefits that are in excess of the amounts that otherwise may be obtained under the Severance Compensation Plan. As provided in their respective offer letters, Mr. Clevenger is entitled to receive one full year's salary as severance compensation in lieu of the salary amount that may otherwise be payable under the Severance Compensation Plan, Mr. Malys is entitled to receive one full year's salary if terminated during the first two years of his employment and the amount determined under the Severance Compensation Plan thereafter, and Ms. Friedman is entitled to receive one full year's salary if terminated during the first three years of her employment and the amount determined under the Severance Compensation Plan thereafter.

        If the termination of employment of one of our named executive officers had occurred as of December 31, 2007 in a manner that would have entitled him or her to payment pursuant to the Severance Compensation Plan, we estimate the following amounts would have been due:

	Severance Payment (Salary) (1)	Severance Payment (Bonus) (2)	Health Insurance Premiums (3)	Total
Jeffrey G. Clevenger	$610,000	$457,500	$14,400	$1,081,900
Gerald J. Malys	$350,000	$192,500	$14,400	$556,900
Deborah J. Friedman	$320,000	$144,000	$14,400	$474,400
Robert P. Vogels	$83,100	$96,000	$20,400	$199,500

(1)
As noted above, Mr. Clevenger is entitled to receive one full year's salary during his term of employment with the Company. Mr. Malys is entitled to receive one full year's salary during his first two years of employment and the amount determined under the Company's Severance Compensation Plan thereafter, and Ms. Friedman is entitled to receive one full year's salary during her first three years of employment and the amount determined under the Company's Severance Compensation Plan thereafter. Mr. Vogels is entitled to receive 18 weeks' salary as determined under the Company's Severance Compensation Plan.

(2)
Each executive is entitled to receive 100% of his or her target bonus under the Incentive Bonus Plan.

(3)
Apex Silver currently pays 100% of group health insurance premiums for medical and dental coverage. Amounts shown reflect 12 months of such premiums at rates in effect at December 31, 2007.

        In addition, restrictions on unvested restricted shares will lapse upon termination by Apex Silver of employment without cause, or as a result of the executive's death, disability or retirement. If the executive's employment terminates for any other reason, including for cause, prior to the scheduled vesting date of the restricted shares, the shares will be forfeited upon termination. The number of restricted shares held by each executive as of December 31, 2007 is shown above in the Outstanding Equity Awards at Fiscal Year-End Table.

        Unvested ordinary share options will vest prior to their scheduled vesting date only in certain circumstances. In the event of the death or disability of the executive, the unvested portion of options will immediately terminate and be forfeited and the vested portion will be exercisable for a period of twelve months. In the event of the retirement of the executive, any unvested options will immediately vest and be exercisable on or prior to the earlier of (i) the original expiration date of the options, or (ii) the 2nd anniversary of the retirement. In the event the executive's services are terminated for cause, all options, including vested options, will be forfeited. The number of ordinary share options held by each executive as of December 31, 2007 is shown above in the Outstanding Equity Awards at Fiscal Year End Table.

        For the purpose of our restricted share and option awards, "retirement" means an executive's retirement from Apex Silver or its affiliates, (i) on or after attaining age 55 and completing at least ten years of service, or (ii) on or after attaining age 65.

  Termination in Connection with a Change of Control

        We have entered into a Change of Control Agreement with each of our named executive officers. The form of Change of Control Agreement was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Payments under the Change of Control Agreement are in lieu of payments pursuant to the Apex Silver Severance Compensation Plan and are triggered only if one of the following events occurs within two years after a change of control: (1) termination of employment by the company other than for cause, disability or death, or (2) termination of employment by the executive for good reason.

        Upon the occurrence of a change of control, all restricted stock will no longer be subject to restrictions and all unvested stock options will automatically vest.

        The amounts shown in the table below assume the occurrence of a change of control and one of the triggering termination events on December 31, 2007. These amounts are estimates of the amounts that would be paid to the named executive officers upon such events. The actual amounts can only be determined at the time of the named executive officer's termination of employment. If payments made to the executive would subject the executive to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive would be entitled to receive an additional gross-up payment to cover the excise tax. Receipt of benefits upon termination is subject to the execution of a general release of claims by the named executive officer or his or her beneficiary.

	Cash Severance Payment (Salary) (1)	Cash Severance Payment (Bonus) (2)	Health Insurance Premiums (3)	Other Insurance Benefits (4)	Total
Jeffrey G. Clevenger	$1,830,000	$1,372,500	$43,200	$5,000	$3,250,700
Gerald J. Malys	$700,000	$385,000	$28,800	$5,000	$1,118,800
Deborah J. Friedman	$640,000	$288,000	$28,800	$5,000	$961,800
Robert P. Vogels	$480,000	$192,000	$40,800	$5,000	$717,800

(1)
Mr. Clevenger is entitled to receive three times his annual base salary in effect at the date of the change of control. Each remaining named executive is entitled to receive two times his or her annual base salary in effect at the date of the change of control. At December 31, 2007, the annual base salary for Mr. Clevenger was $610,000; for Mr. Malys, $350,000; for Ms. Friedman, $320,000; and for Mr. Vogels, $240,000. This amount must be paid in a lump sum within ten business days after the date of termination of employment.

(2)
Mr. Clevenger is entitled to receive three times his target bonus amount pursuant to our Annual Incentive Plan and the remaining named executives are each entitled to receive two times their target bonus amounts pursuant to our Annual Incentive Plan. The target bonus for 2007 for each of the named executive officers is discussed above in "Compensation Discussion and Analysis—Components of our Compensation Program—Annual Cash Bonus". This amount must be paid in a lump sum within ten business days after the date of termination of employment.

(3)
Apex Silver will pay, on each executive's behalf, the portion of premiums of the company's group health insurance, including coverage for his or her eligible dependents, that Apex Silver paid immediately prior to the date of termination ("COBRA Payments") for the period that such executive is entitled to coverage under COBRA, but not to exceed 36 months for Mr. Clevenger and 24 months for the remaining named executives. We will pay such COBRA Payments for the executive's eligible dependents only for coverage for those dependents that were enrolled immediately prior to the date of termination. The executive will continue to be required to pay that portion of the premium of his or her health coverage, including coverage for eligible dependents, that he or she was required to pay as an active employee immediately prior to the date of termination. If the executive is for any reason not eligible for coverage under COBRA for the full 24 or 36 month period, as applicable, we will pay to the executive a lump sum in an amount equal to the product of (i) the amount of the COBRA payment paid on his or her behalf for the final month of the COBRA Period and (ii) the number of months by which the executive's period of COBRA coverage was less than 24 or 36 months, as applicable. Amounts shown in the table above are not discounted to present value.

(4)
Apex Silver has agreed to provide to the executive, at a cost not to exceed $5,000 in the aggregate, life, disability, and accident insurance benefits substantially similar to those that the executive was receiving immediately prior to the termination of employment. For the purpose of the above table, we have assumed that a benefit in the aggregate amount of $5,000 will be provided for each executive.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

        We do not have a formal written policy for the review and approval of transactions with related parties. However, the Audit Committee Charter, our Code of Ethics for Directors, Senior Executive and Financial Officers and Other Executives, and our Code of Ethics and Business Conduct each provide guidelines for reviewing any "related party transaction". In particular, the Audit Committee Charter requires that the Audit Committee reviews any transaction involving Apex Silver and a related party at least once a year or upon any significant change in the transaction or relationship. Additionally, our Codes of Ethics both prohibit conflicts of interest and provide non-exclusive examples of conduct that would violate the prohibition. If an employee of Apex Silver is unsure as to whether a conflict of interest exists, the employee is instructed that he or she should consult with a specified compliance officer.

        We annually require each of our directors and executive officers to complete a directors' and officers' questionnaire that elicits information about related party transactions. Our Board and outside legal counsel annually review all transactions and relationships disclosed in the directors' and officers' questionnaires, and the Board makes a formal determination regarding each director's independence. If a director is determined to no longer be independent, such director, if he or she serves on any of the Audit Committee, the Corporate Governance and Nominating Committee, or the Compensation Committee, will be removed from such committee prior to (or otherwise will not participate in) any future meeting of the committee. If the transaction presents a conflict of interest, the Board will determine the appropriate response.

Agreements with Officers and Directors

        We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted under Cayman Islands law.

        As discussed above, Mr. Hulley retired and as an employee and Executive Chairman of Apex Silver effective January 1, 2006. In connection with his retirement, we entered into a Retirement Agreement and Release. The Agreement provided for the grant of 20,000 restricted ordinary shares pursuant to the terms of a Restricted Shares Award Agreement entered into effective February 21, 2006. The shares vest in equal tranches over four years, beginning in February 2007. The Agreement also provided for stock options grants in 2007 and 2008, to be calculated as set forth in the Agreement, in the event that Mr. Hulley's previous stock option grants from December 2003 and June 2004, respectively, expire unexercised. Mr. Hulley was required to remain a director of Apex Silver in order to be eligible for these grants. All 100,000 of Mr. Hulley's December 2003 stock options expired unexercised, but only 75,000 of his 100,000 June 2004 stock options expired unexercised. Consequently, Mr. Hulley was granted 34,014 options at an exercise price of $15.89 per share in January 2007 and 27,615 options at an exercise price of $15.59 per share in January 2008. Further, the Retirement Agreement and Release anticipated that Mr. Hulley would serve as the Chairman of the board of directors. While Mr. Hulley serves as Chairman, he will receive an annual retainer for his services as Chairman equal to $60,000 for calendar years 2006 and 2007, $30,000 for calendar years 2008 and 2009, and $15,000 for each calendar thereafter, in each case paid quarterly on the last business day of the quarter. The Retirement Agreement was reviewed and approved by the Compensation Committee and approved by the board of directors, without Mr. Hulley's participation.

Relationships

        Deborah Friedman, our Senior Vice President, General Counsel and Corporate Secretary, joined Apex Silver in July 2007. Prior to joining Apex Silver and through the end of 2007, Ms. Friedman was a partner with the law firm Davis Graham & Stubbs LLP. The firm has represented Apex Silver with respect to various legal matters for the last several years and continues to do so. From July 2007 through the end of 2007, the firm provided legal services to Apex Silver in the amount of approximately $200,000, which represented a de minimis amount of the firm's total revenue for that period. Since the end of 2007, Ms. Friedman has been a partner on leave and does not receive any compensation from the firm.

OWNERSHIP OF ORDINARY SHARES

        The following table includes information as of April 17, 2008, except as otherwise indicated, concerning the beneficial ownership of the ordinary shares by:

  •
  each person known by us to beneficially hold 5% or more of our outstanding ordinary shares,

  •
  each of our directors,

  •
  each of our executive officers, and

  •
  all of our executive officers and directors as a group.

        At December 31, 2007, Apex Silver had four executive officers, our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, our Senior Vice President—General Counsel and Secretary, and our Vice President and Controller. Since that time, two additional officers have been determined by the Board to be executive officers, our Senior Vice President—Corporate Affairs, and our Senior Vice President—Project Development. All information is taken from or based upon ownership filings made by such persons with the Securities and Exchange Commission or upon information provided by such persons to us. Except as otherwise noted, we believe that all of the persons and groups shown below have sole voting and investment power with respect to the ordinary shares indicated. As of April 17, 2008, 58,931,475 of our ordinary shares were issued and outstanding.

	Beneficial Ownership
Directors, Executive Officers and 5% Shareholders of Apex Silver(1)
	Number	Percentage
Tradewinds Global Investors, LLC(2)	16,209,492	27.5%
Eike F. Batista(3)	7,958,867	13.5%
Wells Fargo & Company(4)	7,629,308	12.9%
Moore Macro Fund/Moore Emerging Markets Fund(5)	5,734,266	9.7%
Skagen Funds(6)	2,951,811	5.0%
Jeffrey G. Clevenger(7)(8)	253,962	*
Harry M. Conger(8)	74,037	*
Rodman Drake	11,760	*
Ove Hoegh(8)	75,162	*
Keith R. Hulley(8)	124,901	*
Ian Masterton-Hume	5,260	*
Kevin R. Morano(8)	62,765	*
Terry M. Palmer(8)	23,810	*
Charles B. Smith(8)	56,521	*
Jerry Danni(7)(8)	69,154	*
Deborah J. Friedman(7)	33,400	*
Gerald J. Malys(7)(8)	76,105	*
Terry Owen(7)(8)	67,516	*
Robert P. Vogels(7)(8)	26,650	*
Directors and Executive Officers as a group (14 persons)(9)	782,107	1.3%

*
The percentage of ordinary shares beneficially owned is less than 1%.

(1)
The address of these persons, unless otherwise noted, is c/o Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, CO 80203.

(2)
The information is based on the Schedule 13G filed by Tradewinds Global Investors, LLC ("Tradewinds") on July 9, 2007. Tradewinds' address is 2049 Century Park East, 20th Floor, Los Angeles, CA 90067. According to the Schedule 13G, Tradewinds has sole voting power over 11,169,078 shares and sole dispositive power over all 16,209,492 shares. Tradewinds is an affiliate of NWQ Investment Management Company ("NWQ"). NWQ previously had reported beneficial ownership of securities under Section 13(d) of the Exchange Act of 1934, as amended and Regulation 13D/G thereunder on behalf of itself and Tradewinds.

(3)
The information is based on the Schedule 13G/A filed by Eike F. Batista on May 25, 2007. Eike F. Batista's address is Praia do Flamengo, 154 - 10th Floor, Flamengo, 22210-030 Rio de Janeiro, RJ, Brazil. According to the Schedule 13G/A, Mr. Batista has shared voting and dispositive power over the 7,958,867 shares. Centennial Asset Ltd. ("Centennial"), a company organized under the laws of the British Virgin Islands, directly owns the shares for which this statement on Schedule 13G/A relates. Centennial is a wholly-owned direct subsidiary of WRM2 LLC ("WRM2"), a limited liability company organized under the laws of the State of Delaware. The sole member of WRM2 is WRM1 LLC ("WRM1"), limited liability company organized under the laws of the State of Delaware. Eike F. Batista is the sole member of WRM1.

(4)
The information is based on the Schedule 13G/A filed by Wells Fargo & Company on January 17, 2008. Wells Fargo & Company's address is 420 Montgomery Street, San Francisco, California 94104. Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC's address is 525 Market Street, 10th Floor, San Francisco, California 94105. Wells Fargo is a parent holding company, and Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC are registered investment advisors. According to the Schedule 13G/A, Wells Fargo & Company has sole voting power over 7,225,866 shares and sole dispositive power over 7,286,519 shares, Wells Capital Management Incorporated has sole voting power over 1,460,054 shares and sole dispositive power over 7,140,752 shares, and Wells Fargo Funds Management, LLC has sole voting power over 5,761,256 shares and sole dispositive power over 141,211 shares.

(5)
The information is based on the Schedule 13D/A on August 25, 2003. The address of Moore Macro Fund, L.P. and Moore Emerging Markets Fund Ltd. is c/o Moore Capital Management, LLC, 1251 Avenue of the Americas, 53rd Floor, New York, New York 10020. Moore Capital Management, LLC, a New York limited liability company, serves as the discretionary investment manager of Moore Macro Fund, L.P., a Bahamian limited partnership, and, in such capacity, may be deemed the beneficial owner of the portfolio assets held for the account of Moore Macro Fund, L.P. Moore Capital Advisors, L.L.C., a Delaware limited liability company, and Moore Advisors, Ltd., a Bahamian corporation, serve as the co-general partners of Moore Macro Fund, L.P. Moore Capital Management, LLC also serves as the discretionary investment manager to Moore Emerging Markets Fund Ltd., a Bahamian corporation. Mr. Louis M. Bacon serves as Chairman and Chief Executive Officer, director and indirect majority interest holder of Moore Capital Advisors, L.L.C. and Moore Advisors, Ltd. As a result, Mr. Bacon may be deemed to be the indirect beneficial owner of the aggregate 5,734,266 of our shares held for the accounts of Moore Macro Fund, L.P. and Moore Emerging Markets Fund Ltd.

(6)
The information is based on a Schedule 13D filed by Skagen Funds on February 7, 2008. The address of Skagen Funds is P.O. Box 160, N-4001 Stavanger Norway (47) 51 21.

(7)
Amounts shown include restricted ordinary shares issued pursuant to our 2004 Equity Incentive Plan or our previous Employees' Share Option Plan that are currently vested or will vest within 60 days after April 17, 2008. At April 17, 2008, the following individuals held restricted ordinary shares which were not vested and will not vest within 60 days after April 17, 2008 and therefore are not reflected in the table: 73,825 shares for Mr. Clevenger; 24,125 shares for Mr. Danni; 33,400 share for Ms. Friedman; 21,625 shares for Mr. Owen; 16,700 shares for Mr. Malys; and 9,225 shares for Mr. Vogels.

(8)
Amounts shown include ordinary shares issuable upon exercise of options that are currently exercisable or may be exercised within 60 days after April 17, 2008 as follows: 153,950 ordinary shares for Mr. Clevenger; 66,728 ordinary shares for Mr. Conger; 72,978 ordinary shares for Mr. Hoegh; 70,913 ordinary shares for Mr. Hulley; 57,581 ordinary shares for Mr. Morano; 19,626 shares for Mr. Palmer; 54,337 ordinary shares for Mr. Smith; 41,000 ordinary shares for Mr. Danni; 39,250 ordinary shares for Mr. Owen; 35,750 ordinary shares for Mr. Malys; and 15,750 ordinary shares for Mr. Vogels.

(9)
Includes options to purchase 627,863 ordinary shares, which are currently exercisable or will be exercisable within 60 days, and 23,628 Restricted Stock Units that are vested or will vest within 60 days.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Apex Silver's 2008 proxy statement and its annual report on Form 10-K for the year ended December 31, 2007.

Submitted by the Members of the Compensation Committee:

Kevin Morano, Chairman
Harry Conger
Ian Masterton-Hume

REPORT OF THE AUDIT COMMITTEE

        In accordance with its written charter adopted by the Board of Directors, a copy of which has been filed with the Securities and Exchange Commission, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Each of the members of the Audit Committee is independent as defined by the American Stock Exchange listing standards.

        In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from PricewaterhouseCoopers LLP, its independent registered public accountants, a formal written statement describing all relationships between the independent accountants and us that might bear on the independence of the independent accountants, consistent with Independence Standards Board Statement No. 1, "Independence Discussions with Audit Committees," discussed with the independent accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the independence of the independent accountants. The Audit Committee also discussed with management and the independent accountants the quality and adequacy of our internal controls, responsibilities, budget and staffing. The Audit Committee reviewed with the independent accountants their audit plan, audit scope and identification of audit risks. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61.

        The Audit Committee reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2007 with management and the independent accountants. Management has the responsibility for the preparation of the Company's financial statements and the independent accountants have the responsibility for the examination of those statements.

        Based on the above-mentioned review and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for the period ended December 31, 2007 be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee reappointed the independent accountants and the Board of Directors concurred in their recommendation.

Submitted by the Members of the Audit Committee:

Terry M. Palmer, Chairman
Rodman L. Drake
Charles B. Smith

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities and to furnish us with copies of such reports. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Apex Silver during the most recent fiscal year, no person who at any time during the fiscal year was a director, officer, or beneficial owner or more than 10% of any class of equity securities of Apex Silver failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except for the following:

  •
  Harry Conger exercised Non-Employee Directors' Share Options on April 5, 2007 and the Form 4 reporting the transaction was filed on April 13, 2007.

  •
  Paul Soros exercised Non-Employee Directors' Share Options on April 5, 2007 and the Form 4 reporting the transaction was filed on April 13, 2007.

  •
  Rodman L. Drake was appointed to the board of directors and granted Restricted Stock Units on April 23, 2007. The Form 3 and the Form 4 reporting his appointment and the grant were filed on April 27, 2007.

  •
  Ian Masterton-Hume was appointed to the board of directors and granted Restricted Stock Units on April 23, 2007. The Form 3 and the Form 4 reporting his appointment and the grant were filed on April 27, 2007.

  •
  Paul Soros gifted ordinary shares on November 11, 2007, and the Form 4 reporting the transaction was not filed until December 3, 2007. VDM, Inc., a Delaware corporation of which Mr. Soros is the sole shareholder, gifted ordinary shares on September 21, 2005 and December 16, 2005. The Form 4 reporting these transactions was filed on February 9, 2007.

Dissenter's Rights

        None of the proposals to be voted on at the annual meeting give rise to dissenter's rights.

Shareholder Proposals

        Shareholders may present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules. Shareholder proposals prepared in accordance with the proxy rules must be received by us on or before December 29, 2008 to be included in our proxy statement for the annual meeting of shareholders in 2009. In addition, in accordance with our Articles of Association, if a shareholder proposal is not received by us on or before March 29, 2009, it will not be considered or voted on at the annual meeting. Our Articles also contain other procedures to be followed for shareholder proposals for shareholder action, including the nomination of directors.

Incorporation by Reference

        The reports of the Compensation and Audit Committees shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

OTHER MATTERS

        Our management and the board of directors know of no other matters to be brought before the annual meeting. If other matters are presented properly to the shareholders for action at the annual meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the ordinary shares represented by such proxy are entitled to vote.

        You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the annual meeting, as we hope you will, you may vote your shares in person.

By order of the Board of Directors,

Deborah J. Friedman, Corporate Secretary

        Our annual report on Form 10-K filed with the Securities and Exchange Commission (without exhibits) may be obtained at no charge by any shareholder entitled to vote at the annual meeting who writes to: Jerry Danni, Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, CO 80203.

APPENDIX A

FIRST AMENDMENT TO THE
2004 EQUITY INCENTIVE PLAN
OF
APEX SILVER MINES LIMITED,

        1.     The 2004 Equity Incentive Plan (the "Plan") was approved by the Board of Directors in April 2004 and approved by shareholders effective May 27, 2004.

        2.     This First Amendment to the Plan (this "Amendment") was approved by the Board of Directors in April 2008 and by shareholders effective May 28, 2008, in accordance with Section 12(a) of the Plan.

        3.     Section 2(n) of the Plan is hereby deleted and replaced in its entirety as follows:

          (n)   "Fair Market Value" means, as of any date, the value of the Ordinary Shares determined as follows:

              (i)  If the Ordinary Shares are listed on any established share exchange, or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of Ordinary Shares shall be the closing sales price for such share (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in Ordinary Shares if such shares are traded on more than one such exchange or market) on the day of determination, as reported by such exchange or market or such other source as the Board reasonably deems reliable.

             (ii)  In the absence of such markets for the Ordinary Shares, the Fair Market Value shall be determined in good faith by the Board.

        4.     Section 4(a) of the Plan is hereby deleted and replaced in its entirety as follows:

          (a)   Share Reserve.    Subject to the provisions of Section 11 relating to adjustments upon changes in Ordinary Shares, the Ordinary Shares that may be issued pursuant to this Plan shall not exceed in the aggregate Three Million (3,000,000) Ordinary Shares. Of this amount, the Two Million (2,000,000) Ordinary Shares approved by Shareholders effective May 27, 2004 (together with any of such Ordinary Shares that revert to the Plan as provided in Section 4(b), the "Original Share Reserve"), may be issued pursuant to any type of Share Award. The One Million (1,000,000) Ordinary Shares approved by Shareholders effective May 28, 2008 (together with any of such Ordinary Shares that revert to the Plan as provided in Section 4(b), the "Additional Share Reserve") may be issued pursuant to a Share Award under Section 7(a). Any Share Award may be issued from either the Original Share Reserve or the Additional Share Reserve in the Board's discretion, to the extent Ordinary Shares remain available in such reserve. Share appreciation rights provided for in Section 7(b) hereof that are payable only in cash will not reduce the number of Ordinary Shares available for Share Awards granted under the Plan.

        5.     Subsection 6(c)(i) of the Plan is hereby deleted and replaced in its entirety as follows:

          (i)    Exercise Price of a Nonqualified Share Option.    The exercise price of each Nonqualified Share Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonqualified Share Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

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        6.     Section 16 is hereby added to the Plan as follows:

          16.   Performance-Based Compensation under Section 162(m).    Notwithstanding anything herein to the contrary, the performance criteria for any Share Award that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall be established by the Committee based on one or more Qualifying Performance Criteria selected by the Committee and specified in writing in accordance with the regulations pursuant to Section 162(m).

             (a)  Qualifying Performance Criteria.    For purposes of this Plan, the term "Qualifying Performance Criteria" shall mean any one or more of the following performance criteria, applied to either the Company as a whole or to a business segment, subsidiary or Affiliate, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the applicable Option Agreement or Share Award Agreement: revenue; revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Ordinary Shares or any other publicly-traded securities of the Company; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow, cash flow per share or cash flow from operations; return on capital; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents); financing and other capital raising transactions (including sales of the Company's equity or debt securities); implementation, completion or attainment of objectives with respect to exploration, development, production or costs, acquisitions and divestitures, operational objectives, including those relating to environmental, health and safety requirements, recruiting and maintaining personnel, and joint venture or other similar arrangements.

             (b)  Certification.    Before payment of any compensation under a Share Award intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Share Award have been satisfied (other than in cases where such relate solely to the price of Ordinary Shares).

             (c)  Discretionary Adjustments Pursuant to Section 162(m).    Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of a Share Award to Covered Employees, the number of Shares or other benefits granted, issued, retained, or vested under a Share Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

        7.     Except as provided in this Amendment, the Plan is unchanged and remains in full force and effect.

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APEX SILVER MINES LIMITED

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2008

        The undersigned hereby appoints Jeffrey G. Clevenger, Gerald J. Malys, Jerry W. Danni, Deborah J. Friedman, or any of them, as proxies with full power of substitution to vote all ordinary shares, par value $0.01 per share, of Apex Silver Mines Limited of record in the name of the undersigned at the close of business on April 17, 2008 at the Annual Meeting of Shareholders to be held at the Brown Palace Hotel, 321 17th Street, Denver, Colorado, 80202, on May 28, 2008, or at any postponements or adjournments, hereby revoking all former proxies.

(Continued and to be signed on reverse side.)

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Please date, sign and mail your proxy card as soon as possible!

Annual Meeting of Shareholders
APEX SILVER MINES LIMITED

May 28, 2008

logo        ☒ Please mark your votes as in this example using dark ink only

	WITH AUTHORITY to vote for all nominees listed at right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees
1.	ELECTION OF DIRECTORS: ☐	☐	Nominees:	Ove Hoegh Keith R. Hulley Ian Masterton-Hume
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE WITHHELD NOMINEE'S NAME IN THE LIST AT RIGHT.)
2.	AMENDMENT TO THE 2004 EQUITY INCENTIVE PLAN	☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS	☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

THE ORDINARY SHARES REPRESENTED BY THE PROXY WILL BE VOTED ON PROPOSALS (1), (2) AND (3) IN ACCORDANCE WITH THE SPECIFICATION MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

Dated:	(Signature)	(Signature)

Note: Please sign name(s) exactly as shown above. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in the names of two or more persons, all should sign.

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